Exhibit 10.1

*** TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(3), 200.80(b)(4) and 230.406

[EXECUTION COPY]

SHARE PURCHASE AGREEMENT

THE UNDERSIGNED:

(1)	MWL MANAGEMENT B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Handelsstraat 18, 6433 KB Hoensbroek, The Netherlands (“MWL”);

(2)	R.Q. MANAGEMENT B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Platanendreef 86, 6444 DD Brunssum, The Netherlands (“RQ Management”; together with MWL the “Earn-Out Sellers” and each individually an “Earn-Out Seller”);

(3)	WBB GmbH, a company organized under the laws of Germany, having its registered office at Dechant-Janssen Weg 2, D-41065 Mönchengladbach, Germany (“WBB”);

(4)	ING CORPORATE INVESTMENTS PARTICIPATIES B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Bijlmerplein 888 AMP D.02.041, 1102 MG Amsterdam Zuidoost, The Netherlands (“ING Investments”; together with MWL, RQ Management and WBB the “Sellers” and each individually a “Seller”);

(5)	ORBCOMM INC., a company incorporated under the laws of Delaware (United States of America), having its principal place of business at 395 W. Passaic Street, Rochelle Park, New Jersey 07662 U.S.A. (the “Purchaser Parent”);

(6)	ORBCOMM NETHERLANDS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Handelsstraat 18, 6433 KB Hoensbroek, The Netherlands (the “Purchaser”); and

(7)	EUROSCAN HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Handelsstraat 18, 6433 KB Hoensbroek, The Netherlands (the “Company”).

RECITALS:

(A)	The Sellers are the owners of all of the issued and outstanding shares of the Company, consisting of 125,642 common shares, par value EUR 1 per share (the “Company Common Shares”) and 1 cumulative preferred share, par value EUR 1 per share (the “Company Preferred Share”) (such Company Common Shares, and the Company Preferred Share, owned by the Sellers hereinafter together referred to as the “Shares”). The number and type of Shares owned by each of the Sellers are as follows:

Name of Seller	Number and Type of Shares

MWL	49,000 Company Common Shares

RQ Management	49,000 Company Common Shares

WBB	2,513 Company Common Shares

ING Investments	25,129 Company Common Shares and 1 Company Preferred Share

TOTAL	125,642 Company Common Shares and 1 Company Preferred Share

(B)	The Company owns 100% of the issued and outstanding shares of the following companies:

(i)	Euroscan B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Handelstraat 18, 6433 KB Hoensbroek, The Netherlands (“Euroscan B.V.”);

(ii)	Euroscan GmbH Vertrieb technischer Geräte, a company organized under the laws of Germany, having its registered office at Maximilianstrasse 32, 53111 Bonn, Germany (“Euroscan Germany”);

(iii)	Euroscan Technology Ltd., a company organized under the laws of England and Wales, having its registered office at 26-28 West Street, Bridport, Dorset DT6 3QP United Kingdom (“Euroscan UK”); and

(iv)	Ameriscan, Inc., a company organized under the laws of Delaware (United States of America), having its principal place of business at 5475 Airport Terminal Road, Salisbury, Maryland 21875 U.S.A. (“Ameriscan”; together with Euroscan B.V., Euroscan Germany and Euroscan UK collectively the “Subsidiaries” and each individually a “Subsidiary”).

(C)	All of the issued and outstanding shares of MWL are owned by Mark Wolfgang Lippel, an individual residing at Am Eischkamp 5, 53121 Bonn, Germany (“Mr. Lippel”). All of the issued and outstanding shares of RQ Management are owned by Ron M.L. Quaedvlieg, an individual residing at Platanendreef 86, 6444 DD Brunssum, The Netherlands (“Mr. Quaedvlieg”). All of the issued and outstanding shares of WBB are owned by Wolfgang Beyers, an individual residing at Dechant-Janssen Weg 2, D-41065, Mönchengladbach, Germany (“Mr. Beyers”).

(D)	The Purchaser wishes to purchase the Shares from the Sellers, and the Sellers wish to sell the Shares to the Purchaser, for the consideration and upon the other terms and conditions set forth in this Agreement.

(E)	The Purchaser Parent wishes to purchase from the Company, immediately prior to the Purchaser’s purchase of the Shares from the Sellers, all of the issued and outstanding shares of Ameriscan, consisting of 1,000 shares, without par value, in the capital of Ameriscan (“Ameriscan Capital Stock”) (the “Ameriscan Shares”), for cash consideration of EUR 500,000 (the “Ameriscan Purchase Price”). Prior to the execution of this Agreement, the Company acquired from Christoph Kalinski (“Mr. Kalinski”) pursuant to the Share Purchase Agreement, dated March 10, 2014, between the Company and Mr. Kalinski (the “Kalinski SPA”) the 20% minority interest in Ameriscan not previously held by the Company, consisting of 200 shares of Ameriscan Capital Stock held by Mr. Kalinski, for consideration of EUR 100,000, which was paid to Mr. Kalinski on March 10, 2014, by way of the issuance of a non-interest-bearing Promissory Note by the Company to Mr. Kalinski in the principal amount of EUR 100,000 (the “Kalinski Note”). Copies of the executed Kalinski SPA and of the Kalinski Note are annexed to this Agreement as Exhibit A. The Kalinski Note will become due and payable in full upon the consummation of the transactions contemplated by this Agreement. The Ameriscan Purchase Price of EUR 500,000, which will be paid by the Purchaser Parent to the Company immediately prior to the closing of the transfer of the Shares to the Purchaser, will be used to fund (i) the payment in full to Mr. Kalinski of the full amount of EUR 100,000 due by the Company to Mr. Kalinski under the Kalinski Note and (ii) the payment to ING Investments, immediately prior to the transfer of the Shares to the Purchaser, of a dividend and repayment of share premium (the “Pre-Closing Preferred Payment”) in the amount of EUR 400,000 to be declared in favor of ING Investments in respect of the single Company Preferred Share held by ING Investments, pursuant to a shareholders resolution adopted by the Sellers in their capacities of sole shareholders of the Company immediately prior to the closing of the transfer of the Shares to the Purchaser, with the amount of the Pre-Closing Preferred Payment then being effectively deducted from the consideration that would otherwise have been payable hereunder by the Purchaser to ING Investments for the single Company Preferred Share held by ING Investments which is being sold to the Purchaser hereunder.

(F)	MWL owes EUR 26,296.98 to the Company under the Current Account Agreement, dated April 5, 2012, between MWL and the Company (the “Existing MWL Current Account Agreement”). Mr. Lippel owes EUR 78,613.36 to Euroscan B.V. under the Current Account Agreement, dated April 5, 2012, between Mr. Lippel and Euroscan B.V. (the “Existing Lippel Current Account Agreement”). RQ Management is a party to the Current Account Agreement, dated April 5, 2012, between RQ Management and the Company (the “Existing RQ Management Current Account Agreement”). Mr. Quaedvlieg owed EUR 960.47 to Euroscan B.V. under the Current Account Agreement, dated April 5, 2012, between Mr. Quaedvlieg and Euroscan B.V. (the “Existing Quaedvlieg Current Account Agreement”). Mr. Lippel owes EUR 2,857.38 to Euroscan Germany under the “Darlehensvertrag”, dated January 17, 2013, between Mr. Lippel and Euroscan Germany (the “Existing Lippel Loan Agreement”). MWL will use part of the proceeds received by it for the sale of its Shares to repay at the Closing all amounts due to the Company and the Subsidiaries by MWL and Mr. Lippel under the Existing MWL Current Account Agreement, the Existing Lippel Current Account Agreement and the Existing Lippel Loan Agreement, all of which will then be terminated effective as of the Closing. Mr. Quaedvlieg will prior to the Closing pay all amounts due by him to Euroscan B.V. under the Existing Quaedvlieg Current Account Agreement, with the Existing Quaedvlieg Current Account Agreement and the Existing RQ Management Current Account Agreement then being terminated effective as of the Closing.

NOW THEREFORE the parties hereto hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION.

1.1	Definitions. All capitalized terms used, but not otherwise defined, in this Agreement shall have the following meanings:

“Action” shall mean any action, suit, arbitration, proceeding, investigation or approval process.

“Additional Indemnifying Sellers” means MWL and RQ Management.

“Affiliate” shall mean with respect to any Person, (i) a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, that Person and (ii) any spouse or other family or household member of such Person or of any Affiliate of such Person and their respective Affiliates.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, New York City and Rochelle Park, New Jersey.

“CEO” as of any date means the Chief Executive Officer of the Company as of such date.

“Closing Certificate” means a certificate signed by the CEO, dated the day preceding the Closing Date and delivered by the Sellers to the Purchaser on the day preceding the Closing Date, setting forth the CEO’s good faith calculation of the estimated Consolidated Net Cash, and estimated Consolidated Net Working Capital, as of immediately prior to the Closing. A copy of the signed Closing Certificate is annexed to this Agreement as Exhibit B.

“Closing” means (i) the valid and enforceable transfer of the Ameriscan Shares by the Company to the Purchaser Parent, followed by (ii) the valid and enforceable execution of the Share Transfer Deed (as hereinafter defined), as a result of the execution of which the Shares will be transferred to the Purchaser.

“Closing Date” means the date on which the Closing occurs.

“Company Confidential Information” means any confidential information to the extent relating to the business of the Group, including but not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of the business of the Group; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the business of the Group; (c) any confidential information or trade secrets of any third party provided to a Group Company in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, that pertains to the affairs or interests of the business of the Group; provided, however, that the term “Company Confidential Information” does not include information that (i) is or becomes publicly available other than as a result of a disclosure in violation of this Agreement or other obligation of confidentiality, (ii) is or becomes available to the recipient on a non-confidential basis after the Closing Date from a source not prohibited from disclosing such information to such recipient, (iii) is required to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed or (iv) is disclosed in legal or arbitration proceedings relating to the enforcement of this Agreement or any of the Transaction Documents.

“Consolidated Gross Profits” means in respect of any Gross Profits Earn-Out Period, the consolidated gross profits of the Group, including sales to the Purchaser Parent and its Affiliates (other than the Group Companies) to the extent set forth in the second sentence of Article 7.5(f)(i), for such Gross Profits Earn-Out Period, in each case derived from sales of products or services outside of North America and excluding sales to North America, computed on a pro forma consolidated basis in accordance with GAAP, in a manner that is consistent with the Company’s practice in calculating consolidated gross profits before the Closing to the extent that such past practice is in accordance with GAAP, disregarding, for all purposes of computing Consolidated Gross Profits in respect of the relevant Gross Profits Earn-Out Period, all amounts paid by any Group Company resulting from a settlement or other arrangement in relation to the pending litigation between Ameriscan and StarTrak Information Technologies LLC. The terms “Group” and “Group Company” as used in this definition in respect of any Gross Profits Earn-Out Period shall mean (i) the Company and its consolidated subsidiaries during such Gross Profits Earn-Out Period (the “European Group Companies”) and (ii) Ameriscan and its consolidated subsidiaries (if any) during such Gross Profits Earn-Out Period (the “Ameriscan Group Companies”). For the avoidance of doubt, Consolidated Gross Profits for any Earn-Out Period shall not include sales by the European Group Companies to the Ameriscan Group Companies, or sales by the Ameriscan Group Companies to the European Group Companies. For purposes of this definition relevant sales of products and services include, subject to the provisions of the preceding sentence, those created from the Group’s sales of Group Products and Purchaser Products outside of North America. For the avoidance of doubt, the Consolidated Gross Profits in respect of any Gross Profits Earn-Out Period shall not include the results of the Purchaser Parties themselves or any Affiliate or subsidiary of the Purchaser Parent (such as ORBCOMM Europe LLC) which is not a member of the Group, as determined pursuant to the second sentence of this definition, during the relevant Gross Profits Earn-Out Period.

“Consolidated Net Cash” means as of any date (i) Consolidated Total Cash as of such date less (ii) Consolidated Total Indebtedness as of such date.

“Consolidated Net Cash Estimate” means the Consolidated Net Cash as set forth in the Closing Certificate, being EUR 209,618.

“Consolidated Net Working Capital” means as of any date (i) the Company’s consolidated current assets as of such date, plus (ii) the long-term receivables of the Group Companies against SwissScan GmbH (“SwissScan”) as of such date, plus (iii) the amount of any receivables of any Group Company as of such date in respect of any lease or hire purchase contract, including any short-term portion of such items, which would, in accordance with GAAP, be treated as a finance or capital lease, less (iv) the sum of (x) consolidated current liabilities of the Group Companies as of such date, and (y) any long-term deferred revenues of the Group Companies as of such date, in each case ((i) through (iv)) calculated in accordance with GAAP, but in each case excluding those current assets and current liabilities included in the calculation of Consolidated Net Cash as of the relevant date and also excluding Financial Indebtedness owing to ING Bank and ING Mezzanine which is to be satisfied in full by the Purchaser at the Closing pursuant to Article 2.3(a)(i) hereof (Exhibit C hereto setting forth the specific items that form part of Consolidated Net Working Capital).

“Consolidated Net Working Capital Estimate” means the Consolidated Net Working Capital as set forth in the Closing Certificate, being EUR 2,638,952.

“Consolidated Net Working Capital Target” means EUR 1,250,000.

“Consolidated Total Cash” as of any date means the sum of the following amounts (computed on a consolidated basis for the Group as a whole in accordance with GAAP) as of such date: (i) (A) cash on hand and in bank accounts and (B) receivables of any Group Company under the Existing Lippel Current Account Agreement, the Existing Lippel Loan Agreement, the Existing MWL Current Account Agreement, the Existing Quaedvlieg Current Account Agreement and the Existing RQ Management Current Account Agreement, minus (ii) all outstanding checks, drafts and electronic funds transfers as of such date.

“Consolidated Total Indebtedness” as of any date means the total amount of Financial Indebtedness of the Group as of such date, computed on a consolidated basis for the Group as a whole in accordance with GAAP, but excluding Financial Indebtedness owing to ING Bank and ING Mezzanine which is to be satisfied in full by the Purchaser at the Closing pursuant to Article 2.3(a)(i) hereof.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement to which any Person is a party or by which any Person is bound or under which any Person has any liability or contingent liability (in each case, whether written or oral).

“Control” (including “Controlled by” and “under common Control with”) means the ability through ownership, direct or indirect, of voting stock or other equity interests, or by Contract, to direct or cause the direction of the management and policies of a Person. For purposes of this Agreement a Person shall be deemed in any event to Control another Person if such first-mentioned Person holds one-third (1/3) or more of the equity or voting interest of the other Person.

“Data Room” means the electronic data room made available to the Purchaser Parties and their advisors from January 7, 2014 until March 9, 2014, containing financial, tax, legal and commercial information in relation to the Shares, the Group Companies and their respective businesses, assets, liabilities and prospects, the contents of which have been deposited with the Notary on the date hereof pursuant to the Deed of Deposit.

“Deed of Deposit” means the notarial deed of deposit pursuant to which the Purchaser and the Additional Indemnifying Sellers will deposit the CD ROMs constituting the Data Room with the Notary.

“Definitive Consolidated Net Cash” means Consolidated Net Cash as of immediately prior to the Closing, as finally determined pursuant to the procedures set forth in Articles 2.4 and 2.5 hereof.

“Definitive Consolidated Net Working Capital” means Consolidated Net Working Capital as of immediately prior to the Closing, as finally determined pursuant to the procedures set forth in Articles 2.4 and 2.5 hereof.

“Earn-Out Period” means any Gross Profits Earn-Out Period or Net Adds Earn-Out Period.

“Encumbrance” means any limited right (beperkt recht), mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” means Stichting Derdengelden TMF in its capacity as escrow agent under the Escrow Agreement, or any successor escrow agent appointed from time to time pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated the Closing Date, to be entered into among MWL, RQ Management, the Purchaser, the Escrow Agent and TMF Management B.V.

“Escrow Percentage” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Period” has the meaning assigned to such term in the Escrow Agreement.

“EUR” and “euro” means the lawful currency of the European Union, or any other currency subsequently adopted by The Netherlands as its lawful currency (a “Subsequent Dutch Currency”), with all euro amounts being for all purposes of this Agreement converted into such Subsequent Dutch Currency at the official rate at which the euro is first converted into such Subsequent Dutch Currency by Law (the “Official Rate”).

“Exchange Rate” means the euro-United States dollar exchange rate as of the date of this Agreement as agreed between the parties, being EUR 0.72 for one United States dollar and US$ 1.3888 for one euro. The Exchange Rate shall continue to be applicable after adoption of any Subsequent Dutch Currency, but the euro values expressed in the preceding sentence shall from and after the adoption by The Netherlands of any Subsequent Dutch Currency be for all purposes of this Agreement converted into the relevant Subsequent Dutch Currency at the Official Rate.

“Existing Euroscan B.V. Share Pledges” mean (i) the first ranking notarial deed of pledge of shares, dated November 13, 2008, among ING Bank, the Company and Euroscan B.V. and (ii) the second ranking notarial deed of pledge of shares, dated November 13, 2013, among ING Mezzanine, the Company and Euroscan B.V.

“Existing Euroscan Germany Share Pledges” means (i) the first ranking “Verpfändung eines Geschäftsanteils”, dated November 13, 2008, among ING Bank, the Company and Euroscan Germany and (iii) the second ranking “Verpfändung eines Geschäftsanteils”, dated November 13, 2013, among ING Mezzanine, the Company and Euroscan Germany.

“Existing MWL Share Pledge” means the notarial deed of pledge of shares in the Company by MWL in favor of RQ Management, dated November 13, 2013, among MWL, RQ Management and the Company.

“Existing Shareholders Agreement” means the Shareholders Agreement, dated November 13, 2013, among the Sellers and the Company.

“Existing Subscription Agreement” means the Subscription Agreement, dated November 13, 2013, among the Sellers and the Company.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances (including, without limitation, accrued but unpaid interest and/or prepayment penalties) at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or bill discounting facility (or dematerialized equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract, including any short-term portion of such items, which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above to the extent not already included in such items.

“Financial Statements” means the following financial statements previously delivered by the Sellers to the Purchaser:

(a)	the audited consolidated financial statements of the Group for the fiscal year ended December 31, 2012, including the audited consolidated balance sheet of the Group as of such date and all notes thereto and the audited consolidated profit and loss account and audited consolidated cash flow statement of the Group for the fiscal year then ended and all notes thereto, prepared in accordance with GAAP (the “Audited 2012 Financial Statements”);

(b)	the unaudited consolidated financial statements of the Group for the fiscal quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, including the unaudited consolidated balance sheets of the Group as of each of such dates and the unaudited consolidated profit and loss accounts of the Group and unaudited consolidated cash flow statements of the Group for each of the three month periods then ended, prepared in accordance with GAAP (the “Unaudited Quarterly 2013 Financial Statements”); and

(c)	the unaudited consolidated financial statements of the Group for the fiscal year ended December 31, 2013, including the unaudited consolidated balance sheet of the Group as of such date and the unaudited consolidated profit and loss account and unaudited consolidated cash flow statement of the Group for the fiscal year then ended and all notes thereto, prepared in accordance with GAAP (the “Unaudited FY 2013 Financial Statements”).

“GAAP” means Netherlands generally accepted accounting principles, policies and practices as consistently applied in the preparation of the Financial Statements.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, public corporation, court, body, board, tribunal or dispute settlement panel or other law-, rule- or regulation-making organization or entity

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Gross Profits Earn-Out Period” means (i) the period beginning on the Closing Date and ending on December 31, 2014 and (ii) the two succeeding twelve-month periods thereafter ending on December 31, 2015 and December 31, 2016, respectively.

“Group” means the Company and the Subsidiaries.

“Group Company” means any member of the Group.

“Group Products” has the meaning assigned to such term in Article 7.5(f).

“ING Bank” means ING Bank N.V.

“ING Bank Guarantee” means the guarantee, dated January 14, 2014, by ING Bank in favor of Traarbach Onroerend Goed Exploitatie B.V.

“ING Mezzanine” means ING Corporate Investments Mezzanine Fonds B.V.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Additional Indemnifying Sellers” or “Additional Indemnifying Sellers’ Knowledge”, or any other similar Knowledge qualification relating to the Additional Indemnifying Sellers, means the actual knowledge of Mr. Quaedvlieg or Mr. Lippel as of the time of execution of this Agreement, except when such term is used in Article 7.5(b)(ii)(A), in which case the term “Knowledge” when used with respect to the Additional Indemnifying Sellers means the actual knowledge of Mr. Lippel or Mr. Quaedvlieg at the time referred to in such provision.

“Knowledge of the Purchaser Parties” or “Purchaser Parties’ Knowledge”, or any other similar Knowledge qualification relating to the Purchaser Parties, means the actual knowledge of any of Marc Eisenberg, Robert Costantini or Chris Lebrun as of the time of execution of this Agreement.

“Law” means any applicable law, statute, by-law, rule, regulation, Order, ordinance, protocol, code, guideline, treaty, policy, notice, direction, decree, judgment, award or requirement, in each case of any Governmental Authority.

“Losses” means all damages, dues, penalties, fines, losses, liabilities, obligations, deficiencies, judgments, awards, assessments, Taxes, interest and reasonable out-of-pocket expenses incurred (including the reasonable out-of-pocket expenses of investigation and reasonable attorney’s fees), but excluding any overhead costs such as costs incurred by or allocated to a Person entitled to indemnification hereunder.

“MWL Management Agreement” means the Management Agreement, dated November 13, 2013, between MWL and the Company.

“Net Adds Earn-Out Period” means each of (i) the twelve-month period beginning on April 1, 2014 and ending on March 31, 2015 and (ii) the two succeeding twelve-month periods thereafter ending on March 31, 2016 and March 31, 2017, respectively.

“North America” means the United States of America, Canada and Mexico.

“Notarial EURO Account” means the third-party notarial euro account of the Notary having the following details:

Beneficiary:	Notariskantoor Van Campen & Partner Inz. Derdengelden
Address:	J.J. Viottastraat 52
ZIP/City:	1071 JT Amsterdam
Country:	The Netherlands
SWIFT Code:	RABONL2U
IBAN:	NL22RABO0190409398
Bank Name:	Rabobank
City:	Amsterdam
Country:	The Netherlands

“Notary” means Nicole van Smaalen or her substitute (or another Dutch notary agreed by the Sellers and Purchaser).

“Notary Letter” means the letter from the Notary to the Sellers, the Purchaser, the Purchaser Parent, ING Bank, ING Mezzanine, the Company, Mr. Kalinski, Mr. Lippel, Euroscan Germany, Euroscan B.V. and the Escrow Agent, signed by the Notary, and by the Sellers, the Purchaser, the Purchaser Parent, ING Bank, ING Mezzanine, the Company, Mr. Kalinski, Mr. Lippel, Euroscan Germany, Euroscan B.V. and the Escrow Agent for acknowledgement and approval, immediately preceding the signature of this Agreement. A copy of the executed Notary Letter is attached hereto as Exhibit D.

“Order” means any order, injunction, judgment, administrative complaint, decree, ruling, award, assessment, direction, instruction, penalty or sanction issued, filed or imposed by any Governmental Authority or arbitrator.

“Party Confidential Information” means non-public information with respect to the other parties and/or their respective Affiliates, investors or businesses.

“Permit” shall mean any license, Order, certificate, authorization or approval of any Governmental Authority.

“Purchaser Parties” means the Purchaser and the Purchaser Parent.

“Purchaser Parties’ Counsel” means Van Campen & Partners N.V.

“Purchaser Products” has the meaning assigned to such term in Article 7.5(f).

“Relevant Percentage” means, with respect to each of the Sellers, the percentage specified opposite such Seller’s name below:

Name of Seller	Relevant Percentage
MWL	38.99970%
RQ Management	38.99970%
ING Investments	20.00048%
WBB	2.00012%

“RQ Management Agreement” means the Management Agreement, dated November 13, 2013, between RQ Management and the Company.

“Seller Parties” means the Sellers, Mr. Quaedvlieg, Mr. Lippel, Mr. Beyers, Mrs. Quaedvlieg, STUG, the Company and each other Group Company which is a party to a Transaction Document.

“Sellers’ Counsel” means Arjen Mulderije, Esq.

“Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any Dutch or foreign (including United States federal, state, or local) or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to United States Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all IRS Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case for such Governmental Authority.

“Telematics Subscribers” means subscribers who are sold a wireless service by a Group Company, that is provided by a Group Company or Purchaser Parent or an Affiliate of Purchaser Parent (other than a Group Company), that provides data on the location and/or operating parameters of a customer asset to enable the customer remotely to manage and/or control such asset and, for the avoidance of doubt, shall not include satellite or terrestrial subscribers sold telecommunications service independently of a telematics service. The term “Group Companies” as used in this definition shall have the meaning assigned to such term in the definition of “Consolidated Gross Profits”.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Notary Letter, the Existing Shareholders and Subscription Agreement Termination Agreement, the Company Board Resolution, the Pre-Closing Company Shareholders Resolution, the Post-Closing Company Shareholders Resolution, the Share Transfer Deed, the ING Dutch Law Release Letter, the Euroscan B.V. Share Pledge Deed of Release, the Euroscan Germany Share Pledge Deed of Release, the MWL Management Agreement Termination Agreement, the Amended and Restated RQ Management Agreement, the Euroscan Germany TSUG Management Agreement, the Company TSUG Management Agreement, the Kalinski Employment Offer Letter, the Existing MWL Share Pledge Release, the Keep Well Agreements, the Seller Shareholders Resolutions, the MWL Board Resolution, the Existing MWL Current Account Agreement Termination Agreement, the Existing RQ Management Current Account Agreement Termination Agreement, the Existing Lippel Loan Agreement Termination Agreement, the Existing Lippel Current Account Agreement Termination Agreement, the Existing Quaedvlieg Current Account Agreement Termination Agreement, the Ameriscan Stock Powers, the Kalinski SPA, the Kalinski Note, the Deed of Amendment, the Deed of Deposit and any other agreement, instrument, certificate or other document to be executed in connection with the transactions contemplated by this Agreement.

“TSUG” means Technologie&Systemberatung UG (haftungbeschränkt).

“US$” or “United States dollars” means the lawful currency of the United States of America.

1.2	Meaning of references. Save where specifically required or indicated otherwise, in any Transaction Document:

(a)	Words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

(b)	References to a “Person” or “person” shall include any individual, company, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture, partnership or limited partnership, or any other legal entity, in each case whether or not having a separate legal personality.

(c)	For the avoidance of doubt, the terms “refunds” and “benefits” as used in Articles 7.6(c), 8.3(n) and 8.3(o) do not refer to general commercial benefits and refunds, but only to Tax-related refunds and benefits.

1.3	Headings. Article and paragraph headings in any Transaction Document are inserted for ease of reference only and shall not affect construction.

2	SALE AND PURCHASE OF THE SHARES AND THE AMERISCAN SHARES.

2.1	Purchase and Sale of the Shares and the Ameriscan Shares.

(a)	Subject to the terms and conditions set forth herein, each of the Sellers hereby agrees to sell and transfer all of the Shares held by it to the Purchaser at the Closing, and the Purchaser hereby agrees to purchase and accept delivery of such Shares from each of the Sellers at the Closing, free and clear of Encumbrances. The purchase of the Shares by the Purchaser from the Sellers shall take place at the Closing immediately following (i) the transfer of the Ameriscan Shares to the Purchaser Parent, (ii) the payment by the Company of all amounts due by the Company to Mr. Kalinski under the Kalinski Note and (iii) the payment of the Pre-Closing Preferred Payment to ING Investments, as more fully set forth in Articles 2.1(b) and 3.4(o) and (p) hereof.

(b)	Immediately prior to the transfer of the Shares to the Purchaser hereunder, (i) the Company will, subject to the terms and conditions set forth herein, sell and transfer the Ameriscan Shares to the Purchaser Parent and the Purchaser Parent will purchase the Ameriscan Shares from the Company, free and clear of Encumbrances, for a cash purchase price in euros equal to the Ameriscan Purchase Price (being EUR 500,000), which shall be payable by the Purchaser Parent to the Company in the manner set forth in Article 3.5(a)(i) and (ii) hereof and in the Notary Letter, (ii) the Company will use EUR 100,000 of the Ameriscan Purchase Price to pay to Mr. Kalinski all amounts due by the Company to Mr. Kalinski under the Kalinski Note and (iii) the Company will pay the Pre-Closing Preferred Payment to ING Investments, in the manner set forth in Articles 3.4(p) and 3.5(a)(i) hereof and in the Notary Letter.

2.2	Summary of Consideration.

(a)	The consideration payable by the Purchaser to the Sellers for the Shares (the “Consideration”) shall consist of certain Consideration payable by the Purchaser to the Sellers on the Closing Date (the “Closing Date Consideration”) and certain Consideration payable by the Purchaser only to the Earn-Out Sellers after the Closing Date, if and when earned (the “Earn-Out Consideration”). The Consideration will, as more fully set forth herein, be paid to ING Investments and WBB in cash only and will be paid to MWL and RQ Management partly in cash (the “Cash Consideration”) and partly by issuance to MWL and RQ Management by the Purchaser Parent of shares of the common stock of the Purchaser Parent, par value US$ 0.001 per share (“Purchaser Parent Common Stock”) (the “Stock Consideration”).

(b)	The aggregate value of the Closing Date Consideration (including the deemed value, as set forth in Article 2.3(b) hereof, of the shares of the Purchaser Parent Common Stock included in the Closing Date Consideration) (prior to any adjustment of the Consideration as referred to in Article 2.2(c)), and of the Ameriscan Purchase Price, shall be EUR 21,000,000. ING Investments and WBB shall receive their part of the Closing Date Consideration in cash only.

(c)	The agreed total value of the Closing Date Consideration, and the Ameriscan Purchase Price, of EUR 21,000,000, as set forth in Article 2.2(b) above (the “Base Closing Date Consideration”), has been determined on a “cash free, debt free” basis and is further based on the assumption that Definitive Consolidated Net Working Capital will not in any event be greater or less than the Consolidated Net Working Capital Target. Accordingly, the Base Closing Date Consideration will be subject to adjustment as set forth in Articles 2.4 through 2.6 to reflect the actual Consolidated Net Cash and Consolidated Net Working Capital positions of the Group as of the Closing Date.

(d)	A portion of the Closing Consideration payable to MWL and RQ Management will be paid on their behalf at the Closing to the Escrow Agent, to serve as security for the indemnification obligations of such Sellers, all as more fully set forth in Article 2.3(d) hereof and in the Escrow Agreement.

(e)	The Earn-Out Consideration (if any) will be payable partly in the form of Cash Consideration paid in United States dollars and partly in the form of Stock Consideration. The maximum aggregate value of the potential Earn-Out Consideration (including the deemed value, as set forth in Articles 2.9(b) and 7.5(g), of the shares of Purchaser Parent Common Stock included in the Earn-Out Consideration) (other than the Earn-Out Consideration payable pursuant to Article 2.7(f)) is US$ [* * *] (being the United States dollar equivalent of EUR [* * *] as of the Closing Date, using the Exchange Rate as the basis for conversion of euros into United States dollars), resulting in a total maximum amount of Consideration (other than the Earn-Out Consideration payable pursuant to Article 2.7(f)) and Ameriscan Purchase Price payable hereunder (prior to any adjustment of the Consideration referred to in Article 2.2(c)) of EUR 21,000,000 plus US$ [* * *].

2.3	Payment of Closing Date Consideration

(a)	The Closing Date Consideration shall be paid as follows:

(i)	EUR 9,866,016.05 of the Closing Date Consideration (the “Debt Payoff Amount”) shall be satisfied by the Purchaser paying to ING Bank and ING Mezzanine on behalf of the Company and the Subsidiaries (i) all Financial Indebtedness owing by the Company and the Subsidiaries to ING Bank and ING Mezzanine as of the Closing Date (other than Financial Indebtedness owing to ING Bank in respect of the ING Bank Guarantee), and (ii) the Pledged Bank Account Increase Payment (as such term is defined in the ING Dutch Law Release Letter) of EUR 29,855, all in the manner more fully set forth in Article 3.5(a)(iii) hereof, in the Notary Letter and in the ING Dutch Law Release Letter.

(ii)	In further satisfaction of the Closing Date Consideration, the Purchaser will at the Closing purchase from ING Investments the single Company Preferred Share held by ING Investments for a total purchase price of EUR 1,603,588.89 (the “Closing Date Preferred Share Consideration”), payable by the Purchaser to ING Investments at Closing by wire transfer of immediately available funds to a bank account of ING Investments designated by ING Investments in writing to the Purchaser, in the manner more fully set forth in Article 3.5(a)(iv) hereof and in the Notary Letter.

(iii)	In further satisfaction of the Closing Date Consideration, the Purchaser will at the Closing purchase from the Sellers all of the Company Common Shares held by them, for a purchase price payable partly in cash (or, in the case of ING Investments and WBB, entirely in cash) (the “Closing Date Common Shares Cash Consideration”), subject to adjustment as set forth in Articles 2.4 through 2.6, and partly (except in the case of ING Investments and WBB, who will receive only cash for their Company Common Shares) by issuance of shares of Purchaser Parent Common Stock (the “Closing Date Common Shares Stock Consideration”). The Closing Date Common Shares Cash Consideration payable to each Seller, and the number of shares of Purchaser Parent Common Stock to be issued to each Seller other than ING Investments and WBB in satisfaction of the Closing Date Common Shares Stock Consideration payable to such Seller, shall be as set forth in the table below:

Name of Seller	Closing Date Common Shares Cash Consideration	Closing Date Common Shares Stock Consideration
MWL	EUR 3,345,264.49	145,615 shares of Purchaser Parent Common Stock
RQ Management	EUR 3,345,264.49	145,615 shares of Purchaser Parent Common Stock
ING Investments	EUR 2,125,844.03	[NONE]
WBB	EUR 212,592.05	[NONE]
TOTAL	EUR 9,028,965.06	291,230 shares of Purchaser Parent Common Stock

(b)	The Closing Date Common Shares Cash Consideration shall be subject to adjustment as set forth in Articles 2.4 through 2.6 below. For all purposes of this Article 2 the Closing Date Common Shares Stock Consideration shall be assigned a monetary value of EUR 1,600,000 in the aggregate, resulting in total Cash Consideration (including the Debt Payoff Amount) of EUR 20,498,570 payable at Closing and total Stock Consideration of EUR 1,600,000 payable at Closing, as more fully set forth below:

Debt Payoff Amount	EUR 9,866,016.05
Closing Date Preferred Share Consideration	EUR 1,603,588.89
Closing Date Common Shares Cash Consideration	EUR 9,028,965.06
Closing Date Common Shares Stock Consideration	EUR 1,600,000 (deemed value)
Total Closing Date Consideration	EUR 22,098,570

(c)	The Closing Date Preferred Share Consideration and the Closing Date Common Shares Cash Consideration shall be paid at the Closing in the manner set forth in Articles 3.5(a)(v) through (x) hereof and in the Notary Letter. The Closing Date Common Shares Stock Consideration shall be paid at the Closing in the manner set forth in Article 3.5(b) hereof.

(d)	At the Closing, the Purchaser will, in the manner set forth in Article 3.5(a)(v) hereof and in the Notary Letter, pay to the Escrow Agent on behalf of MWL and RQ Management, by wire transfer of immediately available funds to the Escrow Account, a total amount of EUR 1,000,000 (the “Initial Escrow Amount”) out of the Closing Date Common Shares Cash Consideration that would, but for the provisions of this Article 2.3(d), have been payable to MWL and RQ Management as Consideration payable at the Closing for the sale of such Sellers’ Company Common Shares to the Purchaser. The portion of the Closing Date Common Shares Cash Consideration to be deposited as part of the Initial Escrow Amount by the Purchaser on behalf of each of MWL and RQ Management shall be as follows:

Name of Seller	Contribution to Initial Escrow Amount
MWL	EUR 500,000
RQ Management	EUR 500,000
TOTAL	EUR 1,000,000

The Escrow Account shall be held by the Escrow Agent during the Escrow Period, subject to the provisions of the Escrow Agreement, and shall be subject to release by the Escrow Agent only as set forth in the Escrow Agreement and not otherwise.

2.4	Adjustment to Closing Date Cash Consideration.

(a)	The Closing Date Consideration shall be subject to adjustment as set forth in this Article 2.4.

(b)	The Debt Payoff Amount, the Closing Date Preferred Share Consideration and the Closing Date Common Shares Stock Consideration shall not be subject to any adjustment whatsoever after the Closing.

(c)	The Closing Date Common Shares Cash Consideration has been provisionally determined on the basis of the Consolidated Net Working Capital Estimate and the Consolidated Net Cash Estimate as set forth in the Closing Certificate, with the base pre-adjustment Closing Date Common Shares Cash Consideration of EUR 7,430,395.06 being (i) increased by an amount of EUR 209,618 (being the amount of the Consolidated Net Cash Estimate) and (ii) then further increased by EUR 1,388,952 (being the amount by which the Consolidated Net Working Capital Estimate exceeds the Consolidated Net Working Capital Target), resulting in Closing Date Common Shares Cash Consideration payable at Closing of EUR 9,028,965.06. This provisional amount paid at Closing shall be subject to further adjustment after the Closing as follows:

(i) (A)	If the Definitive Consolidated Net Working Capital exceeds the Consolidated Net Working Capital Estimate, then the Closing Date Common Shares Cash Consideration shall be increased by 100% of the amount by which the Definitive Consolidated Net Working Capital exceeds the Consolidated Net Working Capital Estimate.

(B)	If the Consolidated Net Working Capital Estimate exceeds the Definitive Consolidated Net Working Capital, then the Closing Date Common Shares Cash Consideration shall be reduced by 100% of the amount by which the Consolidated Net Working Capital Estimate exceeds the Definitive Consolidated Net Working Capital.

(ii) (A)	If the Definitive Consolidated Net Cash exceeds the Consolidated Net Cash Estimate, then the Closing Date Common Shares Cash Consideration as adjusted pursuant to Article 2.4(c)(i) shall be increased by 100% of the amount by which the Definitive Consolidated Net Cash exceeds the Consolidated Net Cash Estimate.

(B)	If the Definitive Consolidated Net Cash is less than the Consolidated Net Cash Estimate, then the Closing Date Common Shares Cash Consideration as adjusted pursuant to Article 2.4(c)(i) shall be decreased by 100% of the amount by which the Consolidated Net Cash Estimate exceeds the Definitive Consolidated Net Cash.

2.5	Procedure to Determine the Adjustment (If Any) to the Closing Date Cash Consideration.

(a)	Not later than 90 calendar days after the Closing Date, the Purchaser shall deliver to the Sellers a statement (the “Closing Purchaser Statement”), duly signed by a director of the Purchaser as of the date of the Closing Purchaser Statement, setting forth (i) a calculation, prepared in accordance with GAAP with supporting written documentation and detail, of the Definitive Consolidated Net Cash and the Definitive Consolidated Net Working Capital (including a consolidated balance sheet of the Group dated as of the Closing Date, prepared in accordance with GAAP, indicating the key components used in the calculation of the Definitive Consolidated Net Cash and the Definitive Consolidated Net Working Capital) and (ii) the final amount of the increase or decrease (if any) in the Closing Date Common Shares Cash Consideration pursuant to this Agreement, calculated in accordance with the provisions of Article 2.4 (the “Purchase Price Adjustment”). Upon receipt of the Closing Purchaser Statement, RQ Management acting on behalf of the Sellers shall be entitled to request any additional reasonable relevant information from the Purchaser Parties and the Company in order to verify the Closing Purchaser Statement, which information shall be provided by the Purchaser Parties to the Sellers, to the reasonable satisfaction of RQ Management acting on behalf of the Sellers, within 5 Business Days of RQ Management’s written request.

(b)	Within 30 calendar days following receipt of the Closing Purchaser Statement, or if later, within 30 calendar days following the receipt of any additional information requested by RQ Management pursuant to Article 2.5(a), which information is reasonably satisfactory to RQ Management acting on behalf of the Sellers, RQ Management acting on behalf of the Sellers shall provide written notice to the Purchaser of any objections to the Closing Purchaser Statement (the “Closing Seller Statement”), specifying in reasonable detail such objections and the basis therefor. RQ Management and the Sellers’ legal, accounting and financial advisors shall have full access to the books and records, the personnel of, and work papers of the Group Companies in order to prepare the Closing Seller Statement, provided however, that such access shall be in a manner that does not interfere with the normal business operations of the Group. If no Closing Seller Statement is delivered to the Purchaser by RQ Management acting on behalf of the Sellers within the period specified in the first sentence of this Article 2.5(b), then the Sellers shall be deemed to have accepted the contents of the Closing Purchaser Statement and the Purchaser’s determination of the Definitive Consolidated Net Cash, the Definitive Consolidated Net Working Capital and the Purchase Price Adjustment, in each case as set forth on the Closing Purchaser Statement, shall be final, binding and conclusive on the Sellers and the Purchaser.

(c)	If RQ Management acting on behalf of the Sellers objects to the Closing Purchaser Statement, as evidenced by the timely delivery of a Closing Seller Statement as set forth in Article 2.5(b), RQ Management acting on behalf of the Sellers and the Purchaser shall negotiate in good faith during the 30 calendar day period (the “Resolution Period”) after the date of Purchaser’s receipt of the Closing Seller Statement to resolve any disputes regarding the amounts set forth in the Closing Seller Statement. If RQ Management acting on behalf of the Sellers, and the Purchaser, are unable to agree on the Purchase Price Adjustment during the Resolution Period, then all unresolved disputes shall be submitted to an expert assessment as set out in Article 2.5(d) by Ernst & Young or any of the other “Big Four” accounting firms that is not the Purchaser Parent’s auditor (an “Eligible Accounting Firm”), as appointed by the Company after consultation with RQ Management acting on behalf of the Sellers (the “Arbitrating Accounting Firm”). Any joint determination by the Purchaser, and by RQ Management acting on behalf of the Sellers, of the Purchase Price Adjustment before or after the Resolution Period shall be final, binding and conclusive on the Purchaser and the Sellers.

(d)

If the Purchaser and RQ Management acting on behalf of the Sellers are unable to agree on the Purchase Price Adjustment during the Resolution Period as set forth in Article 2.5(c), then the Arbitrating Accounting Firm shall be engaged to finally determine the Purchase Price Adjustment (if any). Within 5 days after the Arbitrating Accounting Firm is appointed as described above, the Purchaser shall forward a copy of the Closing Purchaser Statement to the Arbitrating Accounting Firm, and RQ Management acting on behalf of the Sellers shall forward a copy of the Closing Seller Statement to the Arbitrating Accounting Firm, as well as, in each case, any relevant supporting documentation available to the Sellers or the Purchaser Parties, as the case may be. Each party shall procure that the Arbitrating Accounting Firm shall receive the same information as any other party has received from such first-mentioned party and that the other parties receive copies of all information sent by such first-mentioned party to the Arbitrating Accounting Firm. The Arbitrating Accounting Firm’s role shall be limited to resolving the objections of RQ Management acting on behalf of the Sellers contained in the Closing Seller Statement and determining the correct calculations to be used on the disputed portions of the Closing Purchaser Statement. In resolving such objections, the Arbitrating Accounting Firm shall apply the provisions of this Agreement concerning the determination of the Definitive Consolidated Net Cash and the Definitive Consolidated Net Working Capital. The Purchaser Parties shall procure that the Arbitrating Accounting Firm shall have access to all of the books and records of the Group Companies, in each case including work papers, as necessary in order to determine or comment on the Definitive Consolidated Net Cash, the Definitive Consolidated Net Working Capital and the Purchase Price Adjustment. The Arbitrating Accounting Firm shall promptly provide written notice of its resolution of such objections to the Purchaser and the Sellers and the resulting adjustments shall be deemed definitively determined for all purposes of this Agreement. The Arbitrating Accounting Firm shall be instructed to use reasonable efforts to perform its services within 30 Business Days of submission of the Closing Purchaser Statement and objection(s) to it, together with all relevant supporting documentation forwarded to the Arbitrating Accounting Firm as set forth above and, in any case, as soon as practicable after such submission. If the originally selected Arbitrating Accounting Firm is unable or unwilling to act when called upon pursuant to this Article 2.5(d), then the Purchaser and RQ Management acting on behalf of the Sellers shall promptly jointly appoint a substitute to act in substitution for the original Arbitrating Accounting Firm (or if no substitute is so appointed within 15 days after the expiration of the Resolution Period, then such dispute shall be resolved by another Eligible Accounting Firm, as appointed by the Company), and, upon acceptance of such appointment, such substitute, so appointed, shall, for purposes of this Agreement, be deemed to be the Arbitrating Accounting Firm, and the time periods prescribed in this Article 2.5(d) shall run from the date of such substitute’s acceptance of appointment hereunder. In connection with the resolution of any dispute related to the Closing Purchaser Statement, the fees and expenses of the Arbitrating Accounting Firm shall be borne by the Purchaser and the Sellers in inverse proportion as the Purchaser, on the one hand, and the Sellers, on the other hand, may prevail on matters resolved by the Arbitrating Accounting Firm, such allocation between the Purchaser, on the one hand, and the Sellers, on the other hand, to be determined by the Arbitrating Accounting Firm at the time its resolution of the dispute is rendered. Any fees and expenses of the Arbitrating Accounting Firm assessed by the Arbitrating Accounting Firm against the Sellers pursuant to the preceding sentence shall be severally, but not jointly, due by the Sellers to the Arbitrating Accounting Firm and shall be allocated among the Sellers in accordance with their respective Relevant Percentages. The fees and expenses of the Sellers’ independent accountants and attorneys incurred in connection with preparation of the Closing Seller Statement and review of any Closing Purchaser Statement shall be borne by the Sellers, each in proportion to their respective Relevant Percentages. The fees and expenses of the Purchaser’s independent accountants and attorneys incurred in connection with the preparation of the Closing Purchaser Statement and the review of any Closing Seller Statement shall be borne by the Purchaser. The Arbitrating Accounting Firm shall act as a binding advisor (bindend adviseur) and not as an arbitrator and the decision of the Arbitrating Accounting Firm shall be final and binding on the parties in the absence of manifest error. Notwithstanding anything to the contrary in this Agreement, any disputes regarding the determination of the Definitive Consolidated Net Cash, the Definitive Consolidated Net Working Capital and the Purchase Price Adjustment shall be resolved as set forth in this Article 2.5(d) and not in any other manner.

2.6	Payment of Purchase Price Adjustment.

(a)	Any increase in the Consideration resulting from the application of Articles 2.4 and 2.5 (an “Upwards Purchase Price Adjustment”) shall be allocated to the Closing Date Common Shares Cash Consideration and the Purchaser shall, within 20 Business Days of the date when the amount of the Purchase Price Adjustment is definitively determined, as set forth in Articles 2.5(b) and 2.5(d) (the “Final Purchase Price Determination Date”), pay the amount of such Upwards Purchase Price Adjustment to the Sellers as follows:

(i)	The Purchaser shall pay to ING Investments, by wire transfer of immediately available funds in euros to a bank account of ING Investments designated by ING Investments to the Purchaser, ING Investments’ Relevant Percentage (being 20.00048%) of such Upwards Purchase Price Adjustment;

(ii)	During the Escrow Period (A) the Purchaser shall pay to the Escrow Agent on behalf of MWL and RQ Management, by wire transfer of immediately available funds in euros to the Escrow Account, the then applicable Escrow Percentage of the amount that would have been payable to each of such Sellers but for the provisions of this subclause (A); and (B) the Purchaser shall pay to each of MWL and RQ Management, by wire transfer of immediately available funds to a bank account of such Seller designated by such Seller to the Purchaser in writing, that portion of such Seller’s Relevant Percentage of the Upwards Purchase Price Adjustment as has not been paid to the Escrow Agent on behalf of such Seller pursuant to subclause (A) of this sentence. After the Escrow Period the Purchaser shall pay directly to each of MWL and RQ Management each of such Sellers’ Relevant Percentage of the Upwards Purchase Price Adjustment, by wire transfer of immediately available funds in euros to a bank account of such Seller designated by such Seller to the Purchaser in writing; and

(iii)	The Purchaser shall pay to WBB, by wire transfer of immediately available funds in euros to a bank account of WBB designated by WBB to the Purchaser, WBB’s Relevant Percentage (being 2.00012%) of such Upwards Purchase Price Adjustment.

(b)(i)	Any decrease in the Consideration pursuant to Articles 2.4 and 2.5 hereof (a “Downwards Purchase Price Adjustment”) shall be allocated among the Sellers in accordance with their respective Relevant Percentages, up to a maximum amount of EUR 22,598,570 (the “Maximum Downwards Purchase Price Adjustment”). Any excess of the Downwards Purchase Price Adjustment above the Maximum Downwards Purchase Price Adjustment shall be disregarded and shall not be required to be paid by the Sellers to the Purchaser. If the Downwards Purchase Price Adjustment is greater than the Closing Date Common Shares Cash Consideration actually paid to the Sellers at Closing, then the Downwards Purchase Price Adjustment shall result in the Closing Date Common Shares Cash Consideration being a negative amount, with the Sellers having an affirmative obligation in all cases to pay to the Purchaser in cash, in proportion to their respective Relevant Percentages, the full amount of the Downwards Purchase Price Adjustment.

(ii)	The Downwards Purchase Price Adjustment shall be paid by the Sellers to the Purchaser as follows:

(A)	Each Seller shall, within 20 Business Days of the Final Purchase Price Determination Date, pay to the Purchaser, by wire transfer of immediately available funds in euros to a bank account of the Purchaser designated to the Sellers in writing by the Purchaser, such Seller’s Relevant Percentage of the Downwards Purchase Price Adjustment.

(B)	If any Seller fails to pay any amount required to be paid by it to the Purchaser pursuant to this Article 2.6(b), then the Purchaser may, if it so elects, but without prejudice to any other rights and remedies available to the Purchaser under applicable Laws, (i) file a claim with the Escrow Agent under the Escrow Agreement, as more fully set forth in Article 4.2 of the Escrow Agreement, for the amount that has not been duly paid by the relevant Seller to the Purchaser, and/or (ii) set off (verrekenen) any amount that has not been duly paid by the relevant Seller to the Purchaser against any obligation that the Purchaser may have to pay Earn-Out Consideration to that Seller pursuant to Articles 2.7 through 2.9 hereof, in accordance with the principles for setoff set forth in Article 8.3(h) hereof.

(C)	For the avoidance of doubt, the Downwards Purchase Price Adjustment shall be paid by the Sellers only in euros in cash and not (unless the Purchaser Parent otherwise agrees) by redelivery of shares of Purchaser Common Stock to the Purchaser or the Purchaser Parent.

2.7	Earn-Out Consideration Payment

(a)	The Earn-Out Consideration (if any) shall be payable by the Purchaser to the Earn-Out Sellers as set forth in Articles 2.7 through 2.9 hereof.

(b)	The Earn-Out Consideration shall be payable partly in United States dollars in cash to the Earn-Out Sellers as more fully set forth herein (the “Cash Earn-Out Consideration”) and partly, if Purchaser so elects, by issuance of shares of Purchaser Parent Common Stock to the Earn-Out Sellers (the “Stock Earn-Out Consideration”). The maximum Earn-Out Consideration payable to the Earn-Out Sellers (other than Earn-Out Consideration payable pursuant to Article 2.7(f)), including the deemed value in United States dollars of any Stock Earn-Out Consideration paid to the Earn-Out Sellers as set forth in Article 2.9(b) or 7.5(g) hereof, as applicable (the “Earn-Out Deemed Value” of a share of Purchaser Parent Common Stock), shall be US$ [* * *]. As a consequence, no further Earn-Out Consideration (other than Earn-Out Consideration payable pursuant to Article 2.7(f)) shall be paid to the Earn-Out Sellers after this maximum amount has been paid.

(c)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if [* * *] ((i) and (ii) together the
“[* * *] Earn-Out Milestone”), then an amount of US$ [* * *] (the “[* * *] Earn-Out Consideration”) shall be due by the Purchaser to the Earn-Out Sellers within 20 Business Days after the date on which the [* * *] Earn-Out Milestone is achieved. The [* * *] Earn-Out Consideration shall not be payable unless the [* * *] Earn-Out Milestone is achieved on or prior to [* * *] and, for the avoidance of doubt, shall be payable only once in respect of the period between the Closing Date and [* * *].

(d) (i) (A)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if [* * *], then an amount of US$ [* * *] (the “First Net Adds Earn-Out Consideration”) shall be due by the Purchaser to the Earn-Out Sellers. The First Net Adds Earn-Out Consideration (if earned) shall be paid by the Purchaser to the Earn-Out Sellers within 90 days of the last day of the first Net Adds Earn-Out Period following the Closing Date. The term “Group Companies” as used in this Article 2.7(d)(i)(A) shall have the meaning assigned to such term in the definition of “Consolidated Gross Profits”.

(B)	[* * *]

(ii) (A)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if [* * *], then an amount of US$ [* * *] (the “Second Net Adds Earn-Out Consideration”) shall be due by the Purchaser to the Earn-Out Sellers. The Second Net Adds Earn-Out Consideration (if earned) shall be paid by the Purchaser to the Earn-Out Sellers within 90 days of the last day of the second Net Adds Earn-Out Period following the Closing Date.

(B)	[* * *].

(C)	[* * *].

(iii) (A)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if [* * *] then an amount of US$ [* * *] (the “Third Net Adds Earn-Out Consideration”; together with the First Net Adds Earn-Out Consideration, the Second Net Adds Earn-Out Consideration, the Year 1 Make-Up Payment (if any) and the Year 2 Make-Up Payment (if any), the “Net Adds Earn-Out Consideration”) shall be due by the Purchaser to the Earn-Out Sellers. The Third Net Adds Earn-Out Consideration (if earned) shall be paid by the Purchaser to the Earn-Out Sellers within 90 days of the last day of the third Net Adds Earn-Out Period following the Closing Date.

(B)	[* * *].

(C)	[* * *].

(e) (i)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if [* * *], then an amount of US$ [* * *] (the “First Gross Profits Earn-Out Consideration Amount”) shall be due by the Purchaser to the Earn-Out Sellers.

(ii)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if [* * *], then an amount of US$ [* * *] (the “Second Gross Profits Earn-Out Consideration Amount”) shall be due by the Purchaser to the Earn-Out Sellers.

(iii)	Subject to the cap on total Earn-Out Consideration set forth in Article 2.7(b) hereof, if Consolidated Gross Profits in respect of the third Gross Profits Earn-Out Period following the Closing Date exceed EUR 6,028,000, then an amount of US$ 694,400 (the “Third Gross Profits Earn-Out Consideration Payment”; the First Gross Profits Earn-Out Consideration Payment, the Second Gross Profits Earn-Out Consideration Payment and the Third Gross Profits Earn-Out Consideration Payment being referred to herein as the “Gross Profits Earn-Out Consideration” in respect of the first, second and third Gross Profits Earn-Out Periods, respectively, following the Closing Date) shall be due by the Purchaser to the Earn-Out Sellers.

(iv)	The Gross Profits Earn-Out Consideration (if any) in respect of the first, second and third Gross Profits Earn-Out Periods following the Closing Date shall be paid within 20 Business Days of the Final Gross Profits Earn-Out Determination Date (as such term is hereinafter defined) in respect of the relevant Gross Profits Earn-Out Period.

(f)	If on or prior to March 31, 2017 a Group Company installs and certifies a single system outside of North America and engages in a sales demonstration with an original equipment manufacturer customer for Purchaser Parent’s GT1100 product (the “GT1100 Earn-Out Milestone”), then an amount of US$ [* * *] (the “GT1100 Earn-Out Consideration”) shall be due by the Purchaser to the Earn-Out Sellers, within 20 Business Days after the date on which the GT1100 Earn-Out Milestone is achieved, but not earlier than the first anniversary of the Closing Date. The GT1100 Earn-Out Consideration shall not be payable unless the GT1100 Earn-Out Milestone is achieved on or prior to [* * *] and, for the avoidance of doubt, shall be payable only once in respect of the period between the Closing Date and [* * *].

(g)	The Earn-Out Consideration shall, in certain circumstances, as more fully set forth in Article 7.5, be due and payable in circumstances other than those set forth in this Article 2.7.

2.8	Determination of the Gross Profits Earn-Out Consideration (If Any) Payable in Respect of the First, Second and Third Gross Profits Earn-Out Periods

(a)	Not later than 90 calendar days after the last day of each Gross Profits Earn-Out Period, the Purchaser shall deliver to the Earn-Out Sellers a statement (the “Purchaser Gross Profits Statement”), signed by a director of the Purchaser as of the date of the Purchaser Gross Profits Statement, setting forth (i) a calculation, prepared in accordance with GAAP, with supporting written documentation and detail, of the Consolidated Gross Profits for the immediately preceding Gross Profits Earn-Out Period and (ii) the Purchaser’s calculation of the amount of the Gross Profits Earn-Out Consideration for such Gross Profits Earn-Out Period. Upon receipt of the Purchaser Gross Profits Statement in respect of a Gross Profits Earn-Out Period, RQ Management acting on behalf of the Earn-Out Sellers shall be entitled to request any additional reasonable relevant information from the Purchaser Parties and the Company in order to verify such Purchaser Gross Profits Statement, which information shall be provided by the Purchaser Parties to the Earn-Out Sellers, to the reasonable satisfaction of RQ Management acting on behalf of the Earn-Out Sellers, within 5 Business Days of RQ Management’s written request.

(b)	Within 30 calendar days following receipt of the Purchaser Gross Profits Statement in respect of a Gross Profits Earn-Out Period, or if later, within 30 calendar days following the receipt by RQ Management of any additional information requested by RQ Management pursuant to Article 2.8(a), which information is reasonably satisfactory to RQ Management acting on behalf of the Earn-Out Sellers, RQ Management shall provide written notice to the Purchaser of any objections to the Purchaser Gross Profits Statement in respect of the relevant Gross Profits Earn-Out Period (a “Seller Gross Profits Statement”), specifying in reasonable detail such objections and the basis therefor. RQ Management and the Earn-Out Sellers’ legal, accounting and financial advisors shall have full access to the books and records, the personnel of, and work papers of the Group Companies in order to prepare the Seller Gross Profits Statement, provided, however, that such access shall be in a manner that does not interfere with the normal business operations of the Group. If no Seller Gross Profits Statement is delivered to the Purchaser by RQ Management acting on behalf of the Earn-Out Sellers within the period specified in the first sentence of this Article 2.8(b), then the Earn-Out Sellers shall be deemed to have accepted the contents of the Purchaser Gross Profits Statement in respect of the relevant Gross Profits Earn-Out Period and the Purchaser’s determination of the Consolidated Gross Profits and the Gross Profits Earn-Out Consideration for such Gross Profits Earn-Out Period, in each case as set forth on the relevant Purchaser Gross Profits Statement, shall be final, binding and conclusive on the Earn-Out Sellers and the Purchaser.

(c)	If RQ Management acting on behalf of the Earn-Out Sellers objects to the Purchaser Gross Profits Statement in respect of any Gross Profits Earn-Out Period, as evidenced by the timely delivery of a Seller Gross Profits Statement in response thereto as set forth in Article 2.8(b), RQ Management acting on behalf of the Earn-Out Sellers and the Purchaser shall negotiate in good faith during the 30 calendar day period (an “Earn-Out Resolution Period”) after the date of Purchaser’s receipt of such Seller Gross Profits Statement to resolve any disputes regarding the amounts set forth in such Seller Gross Profits Statement. If RQ Management acting on behalf of the Earn-Out Sellers, and the Purchaser, are unable to agree on the Gross Profits Earn-Out Consideration in respect of the relevant Gross Profits Earn-Out Period during such Earn-Out Resolution Period, then any unresolved dispute in respect of the Gross Profits Earn-Out Consideration payable in respect of the relevant Gross Profits Earn-Out Period to which such Seller Gross Profits Statement relates, shall be submitted to an expert assessment as set out in Article 2.8(d) by an Eligible Accounting Firm, as appointed by the Company after consultation with RQ Management acting on behalf of the Earn-Out Sellers (the “Gross Profits Arbitrating Accounting Firm”). Any written joint determination by the Purchaser, and by RQ Management acting on behalf of the Earn-Out Sellers, of the Gross Profits Earn-Out Consideration in respect of any Gross Profits Earn-Out Period, both before and after the Earn-Out Resolution Period in respect of such Gross Profits Earn-Out Period, shall be final, binding and conclusive on the Purchaser and the Earn-Out Sellers.

(d)

If the Purchaser and RQ Management acting on behalf of the Earn-Out Sellers are unable to agree on the Gross Profits Earn-Out Consideration payable in respect of a Gross Profits Earn-Out Period during the Earn-Out Resolution Period relating to such Gross Profits Earn-Out Period as set forth in Article 2.8(c), then the Gross Profits Arbitrating Accounting Firm shall be engaged to finally determine such Gross Profits Earn-Out Consideration (if any). Within 5 days after the Gross Profits Arbitrating Accounting Firm is appointed as described above, the Purchaser shall forward a copy of the Purchaser Gross Profits Statement to the Gross Profits Arbitrating Accounting Firm, and RQ Management acting on behalf of the Earn-Out Sellers shall forward a copy of the Seller Gross Profits Statement to the Gross Profits Arbitrating Accounting Firm, as well as, in each case, any relevant supporting documentation available to the Earn-Out Sellers or the Purchaser Parties, as the case may be. Each party shall procure that the Gross Profits Arbitrating Accounting Firm shall receive the same information as any other party has received from such first-mentioned party and that the other parties receive copies of all information sent by such first-mentioned party to the Gross Profits Arbitrating Accounting Firm. The Gross Profits Arbitrating Accounting Firm’s role shall be limited to resolving the objections of RQ Management acting on behalf of the Earn-Out Sellers contained in the Seller Gross Profits Statement in respect of the relevant Gross Profits Earn-Out Period and determining the correct calculations to be used on the disputed portions of the Purchaser Gross Profits Statement to which such Seller Gross Profits Statement is responding. In resolving such objections, the Gross Profits Arbitrating Accounting Firm shall apply the provisions of this Agreement concerning the determination of the Consolidated Gross Profits for the relevant Gross Profits Earn-Out Period. The Purchaser Parties shall procure that the Gross Profits Arbitrating Accounting Firm shall have access to all of the books and records of the Group Companies, including work papers, as necessary in order to determine or comment on the Consolidated Gross Profits for the relevant Gross Profits Earn-Out Period, and the Gross Profits Earn-Out Consideration payable in respect of such Gross Profits Earn-Out Period. The Gross Profits Arbitrating Accounting Firm shall promptly provide written notice of its resolution of such objections to the Purchaser and the Earn-Out Sellers and the resulting adjustments shall be deemed definitively determined for all purposes of this Agreement. The Gross Profits Arbitrating Accounting Firm shall be instructed to use reasonable efforts to perform its services within 30 Business Days of submission of the Purchaser Gross Profits Statement and objection(s) to it, together with all relevant supporting documentation forwarded to the Gross

Profits Arbitrating Accounting Firm as set forth above and, in any case, as soon as practicable after such submission. If the originally selected Gross Profits Arbitrating Accounting Firm is unable or unwilling to act when called upon pursuant to this Article 2.8(d), then the Purchaser, and RQ Management acting on behalf of the Earn-Out Sellers, shall promptly jointly appoint a substitute to act in substitution for the original Gross Profits Arbitrating Accounting Firm (or if no substitute is so appointed within 15 days after the expiration of the relevant Earn-Out Resolution Period, then such dispute shall be resolved by another Eligible Accounting Firm, as appointed by the Company), and, upon acceptance of such appointment, such substitute, so appointed, shall, for purposes of this Agreement, be deemed to be the Gross Profits Arbitrating Accounting Firm, and the time periods prescribed in this Article 2.8(d) shall run from the date of such substitute’s acceptance of appointment hereunder. In connection with the resolution of any dispute related to a Purchaser Gross Profits Statement, the fees and expenses of the Gross Profits Arbitrating Accounting Firm shall be borne by the Purchaser and the Earn-Out Sellers in inverse proportion as the Purchaser, on the one hand, and the Earn-Out Sellers, on the other hand, may prevail on matters resolved by the Gross Profits Arbitrating Accounting Firm, such allocation between the Purchaser, on the one hand, and the Earn-Out Sellers, on the other hand, to be determined by the Gross Profits Arbitrating Accounting Firm at the time its resolution of the dispute is rendered. Any fees and expenses of the Gross Profits Arbitrating Accounting Firm assessed by the Gross Profits Arbitrating Accounting Firm against the Earn-Out Sellers pursuant to the preceding sentence shall be, severally but not jointly, due by the Earn-Out Sellers, in the proportion of 50% by MWL and 50% by RQ Management, to the Gross Profits Arbitrating Accounting Firm. The fees and expenses of the Purchaser’s independent accountants and attorneys incurred in connection with its preparation of a Purchaser Gross Profits Statement and review of any related Seller Gross Profits Statement shall be borne by the Purchaser. The fees and expenses of the Earn-Out Sellers’ independent accountants and attorneys incurred in connection with their review of a Purchaser Gross Profits Statement and their preparation of any related Seller Gross Profits Statement shall be borne by the Earn-Out Sellers, in the proportion of 50% by MWL and 50% by RQ Management. The Gross Profits Arbitrating Accounting Firm shall act as a binding advisor (bindend adviseur) and not as an arbitrator and the decision of the Gross Profits Arbitrating Accounting Firm shall be final and binding on the parties in the absence of manifest error. Notwithstanding anything to the contrary in this Agreement, any disputes regarding the determination of the Consolidated Gross Profits for any Gross Profits Earn-Out Period and the Gross Profits Earn-Out Consideration payable in respect of such Gross Profits Earn-Out Period shall be resolved as set forth in this Article 2.8(d) and not in any other manner. The date of final determination of the Gross Profits Earn-Out Consideration payable in respect of any Gross Profits Earn-Out Period pursuant to Article 2.8(b) or (d), as applicable, is referred to herein as the “Final Gross Profits Earn-Out Determination Date” in respect of such Gross Profits Earn-Out Period.

2.9	Allocation and Payment of Earn-Out Consideration

(a)	The Earn-Out Consideration will be considered for all purposes of this Agreement to constitute additional Consideration payable by the Purchaser to the Earn-Out Sellers for the sale of their Company Common Shares to the Purchaser and shall be allocated among the Earn-Out Sellers in the proportion of 50% to MWL and 50% to RQ Management.

(b)	Each share of Purchaser Parent Common Stock included in any Stock Earn-Out Consideration paid to the Earn-Out Sellers hereunder shall, for all purposes of this Article 2, except as otherwise set forth in Article 7.5(g), be deemed to have a value equal to (i) in the case of a payment of Gross Profits Earn-Out Consideration and Net Adds Earn-Out Consideration, the average closing price of a share of Purchaser Common Stock on NASDAQ (or, if other than NASDAQ, on any other securities exchange or interdealer quotation system which constitutes the principal trading market on which shares of Purchaser Parent Common Stock are then traded) (the “Trading Average” of a share of Purchaser Parent Common Stock) during the 20 trading day period preceding the last day of the Earn-Out Period in respect of which such Gross Profits Earn-Out Consideration or Net Adds Earn-Out Consideration is being paid, (ii) in the case of a payment of [* * *] Earn-Out Consideration, the Trading Average of a share of Purchaser Parent Common Stock during the 20 trading day period preceding the date on which the [* * *] Earn-Out Milestone is achieved and (iii) in the case of a payment of GT1100 Earn-Out Consideration, the Trading Average of a share of Purchaser Parent Common Stock during the 20 trading day period preceding the date of issuance of any shares of Purchaser Parent Common Stock included as part of the GT1100 Earn-Out Consideration.

(c)	All Earn-Out Consideration payable by the Purchaser to the Earn-Out Sellers hereunder shall be paid as follows:

(i) (A)	Up to 50% (or, in the case of the GT1100 Earn-Out Consideration, up to 100%) of any Earn-Out Consideration payable to the Earn-Out Sellers hereunder may be paid by the issuance to the Earn-Out Sellers, respectively, by the Purchaser Parent of shares of Purchaser Parent Common Stock (a “Stock-Based Earn-Out Payment”). The Purchaser shall notify the Earn-Out Sellers in writing, within 10 Business Days prior to the date on which any Earn-Out Consideration is payable to the Earn-Out Sellers hereunder, as set forth in Article 2.7 or 7.5 (an “Earn-Out Payment Date”), of the percentage (which shall not be less than 0% nor more than 50%, except in the case of any GT1100 Earn-Out Consideration, in respect of which the Earn-Out Stock Percentage may be up to 100%) of the Earn-Out Consideration payable on such Earn-Out Payment Date which shall be satisfied by way of issuance of shares of Purchaser Parent Common Stock as set forth in the preceding sentence (the “Earn-Out Stock Percentage” with respect to such payment of Earn-Out Consideration). Any Stock-Based Earn-Out Payment which the Purchaser elects to cause to be made in partial satisfaction of its obligation to pay any such Earn-Out Consideration shall be paid by the issuance to each of the Earn-Out Sellers of a number of shares of Purchaser Parent Common Stock, having an aggregate Earn-Out Deemed Value, based on the provisions of Article 2.9(b) (or, if applicable, 7.5(g)), equal to (i) the Earn-Out Stock Percentage in respect of the relevant payment of Earn-Out Consideration hereunder multiplied by (ii) the amount of the total Earn-Out Consideration required to be paid to such Seller pursuant to Article 2.7 or 7.5 hereof on such Earn-Out Payment Date. The obligation of the Purchaser Parent to issue shares of Purchaser Parent Common Stock to a Seller pursuant to this Article 2.9(c)(i) shall be satisfied by a book entry notation on the stock transfer books of the Purchaser Parent of the issuance of the appropriate number of shares of Purchaser Parent Common Stock to the Earn-Out Sellers, respectively, without any physical stock certificates being delivered to the Earn-Out Sellers.

(B)	The Purchaser Parent shall not issue any fractional shares of Purchaser Parent Common Stock to the Earn-Out Sellers pursuant to this Article 2.9(c)(i). In order to ensure compliance with the provisions of this Article 2.9(c)(i)(B), the number of shares of Purchaser Parent Common Stock issuable to any Earn-Out Seller hereunder shall be rounded downwards to the nearest whole number and cash in United States dollars (based on the Earn-Out Deemed Value of the relevant fractional share of Purchaser Parent Common Stock as determined pursuant to Article 2.9(b) or 7.5(g), as applicable) shall be paid to such Seller in the manner specified in Article 2.9(c)(ii) in lieu of the fractional share of Purchaser Parent Common Stock that would have been issuable to such Earn-Out Seller but for the provisions of this Article 2.9(c)(ii)(B).

(ii)	That portion of the Earn-Out Consideration payable on any Earn-Out Payment Date which has not been paid by way of issuance of shares of Purchaser Parent Common Stock as set forth in Article 2.9(c)(i) (the “Cash Earn-Out Payment” in respect of such Earn-Out Payment Date) shall be paid by the Purchaser to the Earn-Out Sellers, in the proportion of 50% to MWL and 50% to RQ Management, by wire transfer of immediately available funds in United States dollars to a bank account of the relevant Earn-Out Seller, designated by such Earn-Out Seller to the Purchaser.

2.10	Legending of Certificates

All certificates for shares of Purchaser Parent Common Stock issued to MWL and RQ Management, respectively, hereunder, and all book entries for shares of Purchaser Parent Common Stock issued hereunder, shall contain the following legend or notation, or such other legend or notation as Purchaser Parent shall otherwise determine to be necessary in order to ensure compliance with applicable United States, Dutch or German securities laws:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER, ASSIGNMENT OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

All shares of Purchaser Parent Common Stock issued hereunder shall be subject to stop transfer orders lodged by the Purchaser Parent with the transfer agent of the Purchaser Parent Common Stock, as necessary to implement the foregoing legend or notation.

2.11	Rule 144

With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission or any other federal agency at the time administering the United States Securities Act of 1933, as amended (the “Securities Act”) (the “SEC”) which may at any time permit the sale by MWL and RQ Management of the Purchaser Parent Common Stock issued to them hereunder without registration, the Purchaser Parent covenants that it shall:

(i)	during each of (A) the period between the six month anniversary of the Closing Date and the twelve month anniversary of the Closing Date, and (B) the six month anniversary of the date of any issuance of shares of Purchaser Parent Common Stock to an Earn-Out Seller hereunder and the twelve month anniversary of such date of issuance, if during such period the Purchaser Parent is subject to the reporting requirements of Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended, use reasonable efforts to make generally available to the public during such period the information concerning the Purchaser Parent referred to in Rule 144(c)(1) under the Securities Act;

(ii)	use reasonable efforts to facilitate the timely preparation and delivery of certificates representing Purchaser Parent Common Stock issued hereunder to be sold by MWL or RQ Management, as applicable, in accordance with the provisions of Rule 144 under the Securities Act, as demonstrated by the relevant Seller to the reasonable satisfaction of the Purchaser Parent (a “Rule 144 Sale”), which certificates shall not bear any Securities Act legend (including giving the Purchaser Parent’s consent to the Purchaser Parent’s transfer agent to remove such legend); and

(iii)	enable certificates for such Purchaser Parent Common Stock to be for such number of shares and registered in such names as MWL or RQ Management, as applicable, may reasonably request at least 10 Business Days prior to any Rule 144 Sale by MWL or RQ Management, as applicable.

2.12	Purchaser Parent Guarantee. The Purchaser Parent hereby unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser of all of its payment and other obligations hereunder.

3	THE CLOSING.

3.1	Conditions Precedent to the Closing (Purchaser Parties).

(a)	The obligation of the Purchaser Parties to consummate the Closing is subject to the prior satisfaction or waiver by the Purchaser Parties of the following conditions precedent:

(i)	To the Knowledge of the Purchaser Parties, there shall be no valid Order in effect by any Governmental Authority prohibiting the consummation of any of the transactions contemplated by this Agreement, or imposing material penalties or damages on or against the Purchaser, the Purchaser Parent, the Company or any of the Subsidiaries, or any of the other Affiliates of the Purchaser Parent, in connection with the transactions contemplated hereby, and no Action shall be pending seeking such an Order which, in the opinion of the Purchaser Parties, is reasonably likely to be successful.

(ii)	The representations and warranties given or to be given in favor of the Purchaser, the Purchaser Parent or the Company in this or any other Transaction Document shall be true and correct as if made at and as of the Closing and all covenants and agreements contained herein and in the other Transaction Documents for the benefit of the Purchaser, the Purchaser Parent or the Company required by this Agreement or any other Transaction Document to be performed by the Seller Parties prior to the Closing shall have been duly performed and the Purchaser and the Purchaser Parent shall have received a certificate to this effect, dated the Closing Date, signed by an authorized signatory of each of the Sellers.

(iii)	Mr. Kalinski shall have sold and transferred to the Company, and the Company shall have purchased and accepted delivery from Mr. Kalinski of, all shares of Ameriscan Capital Stock held by Mr. Kalinski, in each case pursuant to the Kalinski SPA, and the Company shall have duly issued the Kalinski Note in favor of Mr. Kalinski.

(iv)	Mr. Kalinski shall have accepted the offer of continuing employment after the Closing to him by Ameriscan pursuant to the letter to be executed by Ameriscan and Mr. Kalinski in the form of Schedule 3.1(a)(iv) hereto (the “Kalinski Employment Offer Letter”).

(v)	ING Bank, ING Mezzanine, the Company and the relevant Subsidiaries shall have executed the letter of release in the form of Schedule 3.1(a)(v) hereto (the “ING Dutch Law Release Letter”) pursuant to which ING Bank and ING Mezzanine shall, subject to the making of the payments to them referred to in Article 3.5(a)(iii) hereof and in the Notary Letter, terminate all existing agreements evidencing Financial Indebtedness between the Company, Euroscan B.V., Euroscan Germany, ING Bank and ING Mezzanine as of the Closing Date (other than obligations in relation to the ING Bank Guarantee, which shall continue in full force and effect after the Closing) and release all existing security granted by the Company and Euroscan B.V. in favor of ING Bank and ING Mezzanine (other than (i) the Existing Euroscan B.V. Share Pledges, which shall be released pursuant to the Euroscan B.V. Share Pledge Deed of Release, as more fully set forth in Article 3.1(a)(vi) below, (ii) the Existing Euroscan Germany Share Pledges, which shall be released pursuant to the Euroscan Germany Share Pledge Deed of Release, as more fully set forth in Article 3.1(a)(vii) below and (iii) the pledge of a bank account having a balance of EUR 29,855 in favor of ING Bank, as security for the obligations of Euroscan B.V. to ING Bank in respect of the ING Bank Guarantee, which shall not be released), all as more fully set forth in the ING Dutch Law Release Letter.

(vi)	ING Bank, ING Mezzanine, the Company and Euroscan B.V. shall have executed before the Notary the notarial deed of release of pledge in the form of Schedule 3.1(a)(vi) hereto (the “Euroscan B.V. Share Pledge Deed of Release”), pursuant to which ING Bank and ING Mezzanine will release the Existing Euroscan B.V. Share Pledges.

(vii)	ING Bank, ING Mezzanine, the Company and Euroscan B.V. shall have executed the Share Pledge Release Agreement in the form of Schedule 3.1(a)(vii) hereto (the “Euroscan Germany Share Pledge Deed of Release”), pursuant to which ING Bank and ING Mezzanine will release the Existing Euroscan Germany Share Pledges.

(viii)	The Sellers and the Company shall have delivered to the Purchaser Parent prior to the Closing all materials requested by the Purchaser Parent which the Purchaser Parent deems to be necessary or advisable in connection with filings required to be made by the Purchaser Parent with the SEC in connection with or as a result of the transactions contemplated hereby or as a result of the Purchaser’s ownership of the Shares and the Purchaser Parent’s ownership of the Ameriscan Shares.

(ix)	Stichting Derdengelden TMF in its capacity as Escrow Agent, and TMF Management B.V., shall have executed the Escrow Agreement in the form of Schedule 3.1(a)(ix) hereto.

(x)	Mr. Quaedvlieg shall have prior to the Closing repaid in full to Euroscan B.V. the amount of EUR 960.47 due by Mr. Quaedvlieg to Euroscan B.V. through the Closing under the Existing Quaedvlieg Current Account Agreement, and Mr. Quaedvlieg shall have provided evidence of such repayment to the Purchaser.

(b)	MWL shall procure that Mr. Lippel and TSUG shall execute all Transaction Documents stated to be executed by them, and that Mr. Lippel shall make all payments stated to be made by him at Closing, as set forth in Articles 3.1(a) above and 3.4 below. RQ Management shall procure that Mr. Quaedvlieg and Mrs. E. Quaedvlieg-Tack (being the spouse of Mr. Quaedvlieg) (“Mrs. Quaedvlieg”) shall execute all Transaction Documents stated to be executed by them, and make all payments stated to be made by Mr. Quaedvlieg at or prior to Closing, as set forth in Article 3.1(a) above and Article 3.4 below. WBB shall procure that Mr. Beyers shall execute all Transaction Documents stated to be executed by him as set forth in Article 3.4 below. The Sellers and the Company jointly and severally shall procure that Euroscan B.V., Euroscan Germany and Ameriscan shall execute all Transaction Documents stated to be executed by them as described at Article 3.1(a) above and Article 3.4 below. The Sellers and the Company shall prior to the Closing provide the Purchaser Parent with all information requested by the Purchaser Parent as set forth in Article 3.1(a)(viii) above.

3.2	Conditions Precedent to the Closing (Seller Parties). The obligation of the Seller Parties to consummate the Closing is subject to the prior satisfaction, or waiver by each of ING Investments, MWL and RQ Management, of the following conditions precedent:

(a)	To the knowledge of ING Investments, MWL and RQ Management, there shall be no valid Order in effect by any Governmental Authority prohibiting the consummation of any of the transactions contemplated by this Agreement, or imposing material penalties or damages on or against the Seller Parties, or any of their Affiliates, in connection with the transactions contemplated hereby, and no litigation or other proceeding shall be pending seeking such an Order which, in the opinion of ING Investments, MWL or RQ Management, is reasonably likely to be successful.

(b)	The representations and warranties given or to be given in favor of the Seller Parties in this or any other Transaction Document shall be true and correct as if made at and as of the Closing and all covenants and agreements contained herein and in the other Transaction Documents for the benefit of the Seller Parties required by this Agreement or any other Transaction Document to be performed by the Purchaser or the Purchaser Parent prior to the Closing shall have been duly performed and the Seller Parties shall have received a certificate to this effect, dated the Closing Date, signed by authorized signatories of the Purchaser and the Purchaser Parent.

3.3	Certain Pre-Closing Actions.

(a)	Not later than the Closing Date, the Purchaser Parent has paid into the Notarial EURO Account, in immediately available funds with value date as of the Closing Date, an amount of EUR 20,998,570 (the “Cash Closing Funds”), being the aggregate amount of (i) the Ameriscan Purchase Price and (ii) the Closing Date Consideration payable at the Closing in the form of Cash Consideration (consisting of the Debt Payoff Amount of EUR 9,866,016.05, the Closing Date Preferred Share Consideration of EUR 1,603,588.89 and the Closing Date Common Shares Cash Consideration of EUR 9,028,965.06.

(b)	Not later than the Closing Date, the Company has deposited with the Notary the original certificates representing the Ameriscan Shares (the “Ameriscan Stock Certificates”), accompanied by stock powers in the form of Schedule 3.3(b) hereto (the “Ameriscan Stock Powers”) duly executed by the Company in blank.

(c)	The Cash Closing Funds deposited by the Purchaser Parent as aforesaid into the Notarial EURO Account will continue to be the property of the Purchaser Parent until the Closing, failing which they will remain the property of the Purchaser Parent. The Ameriscan Stock Certificates, and the Ameriscan Shares represented thereby, will continue to be the property of the Company until the Closing, failing which they will remain the property of the Company.

(d)	If the Closing does not occur by 11:59 P.M. Amsterdam time on the date of this Agreement, then the Notary will, as more fully set forth in the Notary Letter, (i) promptly refund the Cash Closing Funds to the bank account of the Purchaser Parent, as more fully specified in the Notary Letter and (ii) deliver the Ameriscan Stock Certificates and the Ameriscan Stock Powers to Sellers’ Counsel.

3.4	Closing. The Closing shall take place at the offices of Van Campen Liem, J.J. Viottastraat 52, 1071 JT Amsterdam, The Netherlands, immediately following the execution of this Agreement. On the Closing Date, the following actions will be taken by the parties hereto, each such action being conditional upon all actions having occurred in the sequence set out below:

(a)	(A) MWL shall deliver to the Purchaser a written shareholders resolution of MWL, signed by Mr. Lippel in his capacity of sole shareholder of MWL, in the form of Schedule 3.4(a)(A) hereto, (i) approving the transactions contemplated by this Agreement, including the sale of the Shares of MWL to the Purchaser as contemplated hereby and (ii) declaring a dividend of EUR 81,470.74 in favor of Mr. Lippel (the “Lippel Dividend”) (the “MWL Shareholders Resolution”). (B) RQ Management shall deliver to the Purchaser a written shareholders resolution of RQ Management, signed by Mr. Quaedvlieg in his capacity of sole shareholder of RQ Management, in the form of Schedule 3.4(a)(B) hereto, approving the transactions contemplated by this Agreement, including the sale of the Shares of RQ Management to the Purchaser as contemplated hereby (the “RQ Management Shareholders Resolution”). (C) WBB shall deliver to the Purchaser a written shareholders resolution of WBB, signed by Mr. Beyers in his capacity of sole shareholder of WBB, in the form of Schedule 3.4(a)(C) hereto, approving the transactions contemplated by this Agreement, including the sale of the Shares of WBB to the Purchaser as contemplated hereby (the “WBB Shareholders Resolution”; together with the MWL Shareholders Resolution and the RQ Management Shareholders Resolution the “Seller Shareholders Resolution”). (D) Mr. Lippel in his capacity of sole managing director of MWL shall adopt a resolution in writing in the form of Schedule 3.4(a)(D) hereto (the “MWL Board Resolution”) approving the payment of the Lippel Dividend by MWL.

(b)	(A) The Company, MWL and Mr. Lippel shall execute the Termination Agreement in the form of Schedule 3.4(b)(A) hereto (the “MWL Management Agreement Termination Agreement”) terminating the MWL Management Agreement. (B) Euroscan Germany, TSUG and Mr. Lippel shall execute the Management Consultancy Agreement in the form of Schedule 3.4(b)(B) hereto (the “Euroscan Germany TSUG Management Agreement”). (C) The Company, TSUG and Mr. Lippel shall execute the Management Agreement in the form of Schedule 3.4(b)(C) hereto (the “Company TSUG Management Agreement”).

(c)	The Company, RQ Management, Mr. Quaedvlieg and Mrs. Quaedvlieg shall execute the Amended and Restated Management Agreement in the form of Schedule 3.4(c) hereto (the “Amended and Restated RQ Management Agreement”) amending and restating the RQ Management Agreement as set forth therein.

(d)	(A) RQ Management and the Company shall execute the Termination Agreement in the form of Schedule 3.4(d)(A) hereto (the “Existing RQ Management Current Account Agreement Termination Agreement”) pursuant to which the Existing RQ Management Current Account Agreement shall be terminated. (B) Mr. Quaedvlieg and Euroscan B.V. shall execute the Termination Agreement in the form of Schedule 3.4(d)(B) hereto (the “Existing Quaedvlieg Current Account Agreement Termination Agreement”) pursuant to which the Existing Quaedvlieg Current Account Agreement shall be terminated.

(e)	(A) MWL and the Company shall execute the Termination Agreement in the form of Schedule 3.4(e)(A) hereto (the “Existing MWL Current Account Agreement Termination Agreement”) pursuant to which the Existing MWL Current Account Agreement shall be terminated. (B) Mr. Lippel and Euroscan B.V. shall execute the Termination Agreement in the form of Schedule 3.4(e)(B) hereto (the “Existing Lippel Current Account Agreement Termination Agreement”) pursuant to which the Existing Lippel Current Account Agreement shall be terminated.

(f)	Mr. Lippel and Euroscan Germany shall execute the Termination Agreement in the form of Schedule 3.4(f) hereto (the “Existing Lippel Loan Agreement Termination Agreement”) pursuant to which the Existing Lippel Loan Agreement shall be terminated.

(g)	(A) Mr. Lippel, MWL and the Purchaser shall execute the Keep Well Agreement in the form of Schedule 3.4(g)(A) hereto (the “Lippel Keep Well Agreement”). (B) Mr. Quaedvlieg, RQ Management, Mrs. Quaedvlieg and the Purchaser shall execute the Keep Well Agreement in the form of Schedule 3.4(g)(B) hereto (the “Quaedvlieg Keep Well Agreement”; together with the Lippel Keep Well Agreement the “Keep Well Agreements”).

(h)	MWL, RQ Management and the Purchaser shall execute the Escrow Agreement in the form of Schedule 3.1(a)(ix) hereto.

(i)	MWL, RQ Management and the Company shall execute a notarial deed of release of pledge before the Notary in the form of Schedule 3.4(i) hereto (the “Existing MWL Share Pledge Release”), pursuant to which RQ Management will irrevocably release and discharge the Existing MWL Share Pledge.

(j)	The Sellers and the Company shall execute the Termination Agreement in the form of Schedule 3.4(j) hereto (the “Existing Shareholders and Subscription Agreement Termination Agreement”) pursuant to which the Existing Shareholders Agreement and the Existing Subscription Agreement (other than the Surviving Provisions (as such term is defined in the Existing Shareholders and Subscription Agreement Termination Agreement)) will be terminated.

(k)	The Sellers will in their capacities of shareholders of the Company adopt a written shareholders resolution in the form of Schedule 3.4(k) hereto (the “Pre-Closing Company Shareholders Resolution”) (i) approving the execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party, (ii) approving the acquisition by the Purchaser of the Shares notwithstanding the fact that the Purchaser is not a party to the Existing Shareholders Agreement and (iii) declaring the Pre-Closing Preferred Payment in favor of ING Investments.

(l)	The Sellers will procure that the statutory Board of Directors (statutair bestuur) of the Company, consisting of RQ Management and MWL, adopts a written resolution in the form of Schedule 3.4(l) hereto (the “Company Board Resolution”) approving (i) the execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and (ii) the payment of the Pre-Closing Preferred Payment to ING Investments.

(m)	To the extent not already executed prior to the Closing, ING Bank, ING Mezzanine, Stichting Derdengelden TMF, TMF Management B.V., the Company, Euroscan Germany, Ameriscan, Euroscan B.V., Mr. Lippel, Mr. Quaedvlieg, Mrs. Quaedvlieg and Mr. Kalinski will execute the Transaction Documents to which they are a party as set forth in Article 3.1(a).

(n)	The Purchaser and the Additional Indemnifying Sellers shall execute the Deed of Deposit in the form of Schedule 3.4(n) hereto and the Additional Indemnifying Sellers will, as more fully set forth in the Deed of Deposit, deposit the CD ROMs constituting the Data Room with the Notary.

(o)	Immediately prior to the execution of the Share Transfer Deed, after all of the actions described above have been taken, the Notary will hold the Ameriscan Stock Certificates and the Ameriscan Stock Powers on behalf of the Purchaser Parent, as a result of which the Ameriscan Shares will be transferred to the Purchaser Parent.

(p)	Immediately following (and subject to) the Notary holding the Ameriscan Stock Certificates and the Ameriscan Stock Powers on behalf of the Purchaser Parent as aforesaid, the Notary will hold the Ameriscan Purchase Price first on behalf of the Company, and will then immediately thereafter hold (i) an amount of EUR 100,000 of the Ameriscan Purchase Price on behalf of Mr. Kalinski in satisfaction of the Company’s obligations to Mr. Kalinski under the Kalinski Note (and subject to the obligation of the Notary to pay such amount to Mr. Kalinski pursuant to Article 3.5(a)(ii)) and (ii) an amount of EUR 400,000 of the Ameriscan Purchase Price on behalf of ING Investments, in satisfaction of the obligation of the Company to pay the Pre-Closing Preferred Payment to ING Investments (and subject to the obligation of the Notary to pay such amount to ING Investments pursuant to Article 3.5(a)(i)).

(q)	Immediately after the holding by the Notary of the amounts referred to in Article 3.4(p) on behalf of Mr. Kalinski and ING Investments, (a) the Notary will be deemed to hold EUR 20,498,570 of the Closing Cash Funds (being the Debt Payoff Amount, the Closing Date Preferred Shares Consideration and the Closing Date Common Shares Cash Consideration) on behalf of the Purchaser, in satisfaction of the Purchaser Parent’s obligation to make certain debt and equity investments in the Purchaser in the aggregate amount of EUR 20,498,570 and (ii) the Seller, the Purchaser and the Notary will execute the notarial deed of share transfer in the form of Schedule 3.4(q) hereto (the “Share Transfer Deed”) pursuant to which the Sellers will transfer the Shares to the Purchaser. The Share Transfer Deed will not be executed until all of the other actions described above have been taken. The Closing will be deemed to be completed at the time of execution of the Share Transfer Deed.

(r)	Mr. Lippel will repay in full all amounts due by him to Euroscan Germany and to Euroscan B.V. under the Existing Lippel Loan Agreement and the Existing Lippel Current Account Agreement (being EUR 2,857.38 owed to Euroscan Germany and EUR 78,613.36 owed to Euroscan B.V.), in the manner set forth in Article 3.5(a)(vi) hereof and in the Notary Letter. MWL will repay in full all amounts due by it to the Company under the Existing MWL Current Account Agreement (being EUR 26,296.98) in the manner specified in Article 3.5(a)(vi) hereof and in the Notary Letter.

(s)	The Purchaser will in its capacity of sole shareholder of the Company adopt a written shareholders resolution in the form of Schedule 3.4(s) hereto (the “Post-Closing Company Shareholders Resolution”) for the amendment of the articles of association (statuten) of the Company.

(t)	The Notary will, immediately following (and subject to) due execution by the Notary of the Share Transfer Deed, execute a notarial deed of amendment of the articles of association of the Company in the form of Schedule 3.4(t) hereto (the “Deed of Amendment”), pursuant to which the articles of association (statuten) of the Company shall be amended as set forth in the Post-Closing Company Shareholders Resolution.

3.5	Payments and Release of Funds by the Notary; Issuance of Closing Date Common Shares Stock Consideration.

(a)	Immediately following (and subject to) due execution by the Notary of the Share Transfer Deed, the Notary will (i) hold the Debt Payoff Amount on behalf of ING Bank and ING Mezzanine, in accordance with their respective interests as more fully set forth in the Notary Letter, (ii) hold the Closing Date Preferred Share Consideration on behalf of ING Investments and (iii) hold the Closing Date Common Shares Cash Consideration on behalf of each of the Sellers entitled thereto, as more fully set forth in Article 2.3(a)(iii) hereof (subject to the provisions of Article 2.3(d) hereof and to the provisions of the Escrow Agreement) and will immediately thereafter (A) hold EUR 81,470.74 of the Closing Date Common Shares Cash Consideration payable to MWL on behalf of Mr. Lippel, in satisfaction of MWL’s obligation to pay the Lippel Dividend, and then immediately thereafter will hold (x) EUR 2,857.38 of the Lippel Dividend on behalf of Euroscan Germany in satisfaction of Mr. Lippel’s obligation to repay EUR 2,857.38 to Euroscan Germany under the Existing Lippel Loan Agreement and (y) EUR 78,613.36 of the Lippel Dividend on behalf of Euroscan B.V. in satisfaction of Mr. Lippel’s obligation to repay EUR 78,613.36 to Euroscan B.V. under the Existing Lippel Current Account Agreement and (B) hold EUR 26,296.98 of the Closing Date Common Shares Cash Consideration payable to MWL on behalf of the Company, in satisfaction of MWL’s obligation to repay EUR 26,296.98 to the Company under the Existing MWL Current Account Agreement. The Notary will, after execution of the Share Transfer Deed, on the Closing Date, simultaneously, subject to certain provisions of the Notary Letter relating to payments due under the Existing Shareholders Agreement Settlement Agreement (as such term is defined in the Notary Letter):

(i)	pay the Pre-Closing Preferred Payment in the amount of EUR 400,000 out of the Closing Cash Funds to ING Investments, as more fully set forth in the Notary Letter;

(ii)	pay EUR 100,000 out of the Closing Cash Funds to Mr. Kalinski on behalf of the Company in satisfaction of the obligations of the Company to Mr. Kalinski under the Kalinski Note, as more fully set forth in the Notary Letter;

(iii)	pay the Debt Payoff Amount out of the Closing Cash Funds to ING Bank and ING Mezzanine, as more fully set forth in the Notary Letter;

(iv)	pay the Closing Date Preferred Share Consideration out of the Closing Cash Funds to ING Investments, as more fully set forth in the Notary Letter;

(v)	pay the Initial Escrow Amount out of the Closing Cash Funds to the Escrow Agent on behalf of MWL and RQ Management, as more fully set forth in the Notary Letter;

(vi)	as more fully set forth in the Notary Letter, pay, out of the Closing Cash Funds, (x) EUR 78,613.36 to Euroscan B.V. on behalf of Mr. Lippel, being the amount owed to Euroscan B.V. by Mr. Lippel under the Existing Lippel Current Account Agreement, (y) EUR 26,296.98 to the Company on behalf of MWL, being the amount owed to the Company by MWL under the Existing MWL Current Account Agreement and (z) EUR 2,857.38 to Euroscan Germany on behalf of Mr. Lippel, being the amount owed to Euroscan Germany by Mr. Lippel under the Existing Lippel Loan Agreement;

(vii)	as more fully set forth in the Notary Letter, pay out of the Closing Date Cash Funds the amount of EUR 2,845,264.49 to RQ Management (being the Closing Date Common Shares Cash Consideration payable to RQ Management, less the amounts paid to the Escrow Agent on behalf of RQ Management pursuant to Article 3.5(a)(v));

(viii)	as more fully set forth in the Notary Letter, pay the amount of EUR 2,737,496.77 to MWL (being the Closing Date Common Shares Cash Consideration payable to MWL, less the amounts paid to the Escrow Agent on behalf of MWL pursuant to Article 3.5(a)(v) and to the Company, Euroscan B.V. and Euroscan Germany on behalf of MWL and Mr. Lippel pursuant to Article 3.5(a)(vi));

(ix)	as more fully set forth in the Notary Letter, pay the amount of EUR 212,592.05 out of the Closing Cash Funds to WBB, being the Closing Date Common Shares Cash Consideration payable to WBB; and

(x)	as more fully set forth in the Notary Letter, pay the amount of EUR 2,125,844.03 out of the Closing Cash Funds to ING Investments, being the Closing Date Common Shares Cash Consideration payable to ING Investments.

(b)	Immediately following the execution of the Share Transfer Deed, the Purchaser Parent will issue to MWL and RQ Management the appropriate number of shares of Purchaser Parent Common Stock required to be issued to such Sellers at the Closing as specified in Article 2.3(a)(iii), which will be issued by book entry without any physical certificates for shares of Purchaser Parent Common Stock being delivered to such Sellers.

3.6	Waiver of Rights under Existing Shareholders Agreement and Articles of Association. Each of the Sellers hereby waives any right of first refusal, right of first offer, drag-along, tag-along or similar rights under the Existing Shareholders Agreement or the Articles of Association of the Company which may be inconsistent with the provisions of this Agreement or which could be construed to impede or interfere in any way with the transfer of the Shares by the Sellers to the Purchaser at the Closing as contemplated hereby.

3.7	No Obligation to Close Unless All Sellers and the Company Close.

(a)	Without prejudice to any remedies available to the Purchaser and the Purchaser Parent under applicable Laws for breach of this Agreement, the Purchaser and the Purchaser Parent shall have no obligation to effect the Closing hereunder unless all Sellers and the Company effect the Closing simultaneously.

(b)	Without prejudice to any remedies available to the parties under applicable Laws for breach of this Agreement, the parties shall have no obligation to effect the closing of the purchase of the Ameriscan Shares hereunder unless the closing of the purchase and sale of the Shares hereunder is completed, and vice versa. If for any reason the Ameriscan Shares are transferred to the Purchaser Parent hereunder, without the closing of the purchase and sale of the Shares to the Purchaser hereunder occurring immediately thereafter, as provided in Articles 3.4 and 3.5, then the parties shall take all action necessary to effect as soon as possible the retransfer of the Ameriscan Shares by the Purchaser Parent to the Company against payment by the Company to the Purchaser Parent in cash of the entire Ameriscan Purchase Price.

3.8	Release of Seller Receivables and Payment of Amounts Due to the Group.

(a)	Effective as of immediately prior to the Closing, each of the Sellers hereby contributes, without any additional Company Common Shares or Company Preferred Shares being issued to such Seller, all receivables or other claims owed by any Group Company to such Seller or any of its Affiliates (“Seller Receivables”) (other than (i) in the case of ING Investments, Seller Receivables owed to ING Bank or ING Mezzanine and (ii) in the case of MWL and RQ Management, any amounts owed to MWL or RQ Management, as the case may be, through the Closing Date under the MWL Management Agreement and the RQ Management Agreement and (iii) in the case of Mr. Lippel, a receivable in the amount of EUR 6,067.32 held by Mr. Lippel against Euroscan B.V.), and the Company hereby accepts such contribution. To the extent necessary to effect the foregoing, each Seller shall procure the transfer to it prior to the Closing of all Seller Receivables held by Affiliates of such Seller which are required to be contributed by such Seller to the Company as aforesaid.

(b)	To the extent not already repaid by the Sellers and their Affiliates prior to or at the Closing pursuant to Articles 3.1, 3.4 and 3.5 and except as provided in the following sentence, each Seller shall pay to the relevant Group Company at the Closing all amounts of any kind owed by such Seller, or any of its Affiliates, to any Group Company. MWL will procure that Mr. Lippel will repay EUR 1,051 owed by him to Euroscan UK within 5 Business Days after the Closing Date.

4	REPRESENTATIONS AND WARRANTIES OF ALL SELLERS.

Each of the Sellers hereby represents and warrants to the Purchaser Parties, severally but not jointly, that the following representations and warranties are true and accurate in respect of such Seller as of the Closing Date.

4.1	Organization and Capacity

(a)	Organization. Such Seller is duly organized and validly existing under the laws of its jurisdiction of incorporation.

(b)	Authority.

(i)	Such Seller, and each Affiliate of such Seller which is a Seller Party, has the power and authority to enter into this Agreement and any Transaction Documents to which he, she or it is or will be a party, and to consummate the transactions contemplated hereby and thereby.

(ii)	The execution and delivery by such Seller, and each Affiliate of such Seller which is a Seller Party, of this Agreement and any Transaction Documents to which he, she or it is or will be a party, and the consummation by such Seller, and by each Affiliate of such Seller which is a Seller Party, of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of such Seller or such Affiliates, as applicable.

(iii)	Such Seller, and each Affiliate of such Seller which is a Seller Party, has the requisite capacity to enter into this Agreement and any Transaction Documents to which he, she or it is or will be a party, and to consummate the transactions contemplated hereby and thereby.

(c)	Binding Agreement. This Agreement and any Transaction Documents executed prior to the date of this Agreement to which such Seller, or any Affiliate of such Seller which is a Seller Party, is a party has/have been duly executed and delivered by such Seller or such Affiliates, as the case may be, and constitute the legal, valid and binding obligation of such Seller and such Affiliates, enforceable against such Seller and such Affiliates in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and subject to proper authorization and execution by the other parties to such Transaction Documents and, if applicable, the general principles of equity or reasonableness and fairness. At the Closing, the other Transaction Documents to which such Seller, or any Affiliate of such Seller which is a Seller Party, will be a party shall have been duly executed and delivered by such Seller and such Affiliates, as the case may be, and shall constitute the legal, valid and binding obligation of such Seller and such Affiliates, enforceable against such Seller and such Affiliates in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and subject to proper authorization and execution by the other parties to such Transaction Documents and, if applicable, the general principles of equity or reasonableness and fairness.

(d)	Requisite Consents; Non-violation. Assuming the accuracy as of the Closing Date of all representations and warranties made by the Purchaser Parties in Article 6, the execution and delivery of this Agreement and any Transaction Documents to which such Seller, or any Affiliate of such Seller which is a Seller Party, is a party, and the consummation by such Seller and such Affiliates of the transactions contemplated hereby and thereby, do not: (a) require any material consent, authorization or other action of, or other material filing with, any Governmental Authority or any other Person, (b) violate or conflict with any provision of such Seller’s or its Affiliates’ articles of association or other constitutional documents, (c) constitute a default under, conflict with, violate or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, any Law, Contract, Permit or Order to which such Seller, or any Affiliate of such Seller which is a Seller Party, is a party or by which such Seller or such Affiliates, or his, her, its or their properties, are or hereafter may be bound or (d) except as provided herein, result in any Encumbrance on any property or assets of such Seller or any of its Affiliates which is a Seller Party.

(e)	Litigation. There is no Action, suit or proceeding by or against such Seller petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement pending, or threatened to such Seller in writing. There is no preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction to such Seller, which remains in effect and restricts the consummation by such Seller of the transactions contemplated hereby.

4.2	Ownership of Shares and Ameriscan Shares.

(a)	At the Closing the Shares held by such Seller will, immediately prior to execution of the Share Transfer Deed, be legally and beneficially owned by such Seller, free and clear from any and all Encumbrances. At the Closing, immediately prior to execution of the Share Transfer Deed, no depositary receipts will be issued for any of the Shares of such Seller. As of the Closing, immediately prior to execution of the Share Transfer Deed, neither the deeds of transfer nor the title pursuant to which such Seller has acquired ownership of its Shares will be capable of being terminated, annulled or declared null and void. As of the Closing the right to receive dividend or other distributions of any kind (whether payable now or in the future) in respect of the Shares of such Seller will not have been disposed of. Except for the Existing Shareholders Agreement, there are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the Shares of such Seller. As of the Closing such Seller will have the power to sell and to transfer the Shares of such Seller (beschikkingsbevoegdheid) to the Purchaser as contemplated by this Agreement. The information concerning the Shares of such Seller set forth in paragraph A. of the Recitals to this Agreement is true and correct.

(b)	At the Closing the Ameriscan Shares held by the Company will, immediately prior to transfer thereof to the Purchaser Parent, be legally and beneficially owned by the Company, free and clear of any and all Encumbrances, and will constitute all of the issued and outstanding shares of Ameriscan.

4.3	No Other Representations and Warranties. The Purchaser Parties acknowledge that no representations and warranties, express or implied, are being given or made by the Sellers or the Group in connection with the transactions contemplated by the Transaction Documents other than the representations and warranties of the Sellers set forth in this Article 4 and (in the case of MWL and RQ Management only) the additional representations and warranties set forth in Article 5. No other statement of the Sellers or the Group or of their representatives can be regarded as a representation, warranty or other assurance of any kind. The Purchaser Parties acknowledge and agree that the Sellers and the Group make no representation or warranty as to the accuracy of forecasts, estimates or any opinion provided to the Purchaser Parties and/or their advisers.

5	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE ADDITIONAL INDEMNIFYING SELLERS; INVESTMENT REPRESENTATIONS OF MWL AND RQ MANAGEMENT; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Additional Representations and Warranties. The Additional Indemnifying Sellers hereby represent and warrant to the Purchaser Parties that each of the statements set forth in Schedule 5.1 is true and correct as of the Closing Date. The liability of MWL and RQ Management under this Article 5.1 shall be joint and several in respect of amounts held from time to time in the Escrow Account and several but not joint (in the proportion of 50% for MWL and 50% for RQ Management) in the case of all other amounts

5.2	Investment Representations of MWL and RQ Management. Each of MWL and RQ Management hereby represents and warrants to the Purchaser Parties, severally but not jointly, that the following representations and warranties are true and accurate in respect of such Seller as of the Closing Date:

(a)	The shares of Purchaser Parent Common Stock to be issued to such Seller hereunder will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof; such Seller has no present intention of selling, granting any participation in or otherwise distributing the same.

(b)	Such Seller understands and acknowledges that the transactions contemplated hereby have not been reviewed by, passed upon or submitted to any United States federal or state agency or self-regulatory organization, or any similar regulatory authority of The Netherlands or Germany, and that the issuance of shares of Purchaser Parent Common Stock to such Seller pursuant to this Agreement will not be registered under the Securities Act, or any applicable securities law of any United States state or political subdivision thereof on the grounds that any offering and sale of securities contemplated by this Agreement is exempt from registration pursuant to Section 4(a)(2) of the Securities Act or other applicable law, and that the Purchaser’s and the Purchaser Parent’s reliance upon such exemption is predicated upon such Seller’s representations set forth in this Agreement.

(c)	Such Seller covenants that in no event will it dispose of any of the shares of Purchaser Parent Common Stock issued to it hereunder in contravention of the Securities Act or any other applicable securities laws and regulations.

(d)	Such Seller represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Seller’s prospective investment in shares of Purchaser Parent Common Stock pursuant to this Agreement; (ii) it has the ability to bear the economic risks of its prospective investment in shares of Purchaser Parent Common Stock for as long as it is required to hold such shares pursuant to the Securities Act and the rules and regulations of the SEC promulgated thereunder; (iii) it is able, without materially impairing its financial condition, to hold the shares of Purchaser Parent Common Stock to be acquired by it hereunder for as long as it is required to hold such shares pursuant to the Securities Act and the rules and regulations of the SEC promulgated thereunder; (iv) it has received, read carefully and is familiar with this Agreement; and (v) it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

5.3	Survival of Representations and Warranties.

(a)	The representations and warranties of the Sellers, the Purchaser and the Purchaser Parent contained in Articles 4, 5.2 and 6 shall survive the Closing indefinitely.

(b)	Any and all liability of the Additional Indemnifying Sellers in respect of any breaches of representations and warranties contained in Schedule 5.1 will fully expire on the second anniversary of the Closing Date, except (i) that any and all liability of the Additional Indemnifying Sellers in respect of any breach of representations and warranties contained in paragraph 1.8 of Schedule 5.1 (a “Tax Representation”) will fully expire 60 days after the expiration of all applicable statutes of limitations with respect to those claims of the Taxing Authorities that may lead to Losses arising out of the breach of the relevant Tax Representation (giving effect to any extensions and waivers of such statutes of limitation) and (ii) that any claim which would otherwise terminate pursuant to this Article 5.3(b) will continue to survive if a claim notification in writing regarding such claim is timely sent to MWL and RQ Management on or prior to the end of the relevant term in this Article 5.3(b) and (iii) that the representations and warranties of the Additional Indemnifying Sellers contained in paragraphs 1.2(i), 1.2(k), 1.3(e) (fifth and seventh sentences), 1.4(i)(b) (second sentence) and 1.4(i)(f) of Schedule 5.1 (the “Subsidiary Ownership Representations”) shall survive the Closing indefinitely.

6	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES.

The Purchaser Parties hereby jointly and severally represent and warrant to the Sellers that the following representations and warranties are true and accurate as of the Closing Date:

6.1	Organization. The Purchaser Parent is a company duly organized and validly existing under the laws of Delaware. The Purchaser is a company duly organized and validly existing under the laws of The Netherlands.

6.2	Authority.

(i)	The Purchaser Parties have the power and authority to enter into this Agreement and any Transaction Documents to which they are or will be a party, and to consummate the transactions contemplated hereby and thereby.

(ii)	The execution and delivery by the Purchaser Parties of this Agreement and any Transaction Documents to which they are or will be a party, and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser Parties.

(iii)	The Purchaser Parties have the requisite capacity to enter into this Agreement and any Transaction Documents to which they are or will be a party, and to consummate the transactions contemplated hereby and thereby.

6.3	Binding Agreement. This Agreement and any Transaction Documents executed prior to the date of this Agreement to which the Purchaser Parties are a party has/have been duly executed and delivered by the Purchaser Parties and constitute the legal, valid and binding obligation of the Purchaser Parties, enforceable against the Purchaser Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and subject to proper authorization and execution by the other parties to such Transaction Documents and, if applicable, the general principles of equity or reasonableness and fairness. At the Closing, the other Transaction Documents to which the Purchaser Parties will be a party shall have been duly executed and delivered by the Purchaser Parties and shall constitute the legal, valid and binding obligation of the Purchaser Parties, enforceable against the Purchaser Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and subject to proper authorization and execution by the other parties to such Transaction Documents and, if applicable, the general principles of equity or reasonableness and fairness.

6.4	Requisite Consents; Non-violation. Assuming the accuracy as of the Closing Date of all representations and warranties made by the Sellers in Article 4 and by MWL and RQ Management in Article 5.2, the execution and delivery of this Agreement and any Transaction Documents to which the Purchaser Parties are a party, and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby, do not: (a) require any material consent, authorization or other action of, or any material filing with, any Governmental Authority or any other Person, (b) violate, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, any Law, Contract, Permit or Order to which the Purchaser Parties are a party or by which the Purchaser Parties or their properties are or hereafter may be bound or (d) except as provided herein, result in any Encumbrance on any property or assets of the Purchaser Parties.

6.5	Litigation. There is no Action, suit or proceeding by or against a Purchaser Party petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement pending, or threatened to a Purchaser Party in writing. There is no preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction to a Purchaser Party which remains in effect and restricts the consummation by the Purchaser Parties of the transactions contemplated hereby.

6.6	Shares of Purchaser Common Stock. The shares of Purchaser Parent Common Stock to be issued by the Purchaser Parent to MWL and RQ Management at the Closing have been duly authorized and will upon issuance thereof to MWL and RQ Management at the Closing as contemplated hereby be validly issued, fully paid and non-assessable. The shares of Purchaser Parent Common Stock to be issued by the Purchaser Parent to the Earn-Out Sellers as part of the Earn-Out Stock Consideration will, at the time of issuance thereof to the Earn-Out Sellers as contemplated hereby, be duly authorized, validly issued, fully paid and non-assessable.

6.7	Acquisition of Ameriscan Shares for Investment. The Ameriscan Shares to be purchased by the Purchaser Parent hereunder will be acquired for investment for the Purchaser Parent’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof; the Purchaser Parent has no present intention of selling, granting any participation in or otherwise distributing the same.

6.8	No Other Representations and Warranties. Each of the Sellers and the Company acknowledges that no representations or warranties, express or implied, are being given or made by the Purchaser, the Purchaser Parent or any Affiliate thereof in connection with the transactions contemplated by the Transaction Documents other than those set forth in this Article 6. No other statement of the Purchaser, the Purchaser Parent or any of their Affiliates or of their representatives can be regarded as a representation, warranty or other assurance of any kind. The Sellers and the Company acknowledge that the Purchaser, the Purchaser Parent and their Affiliates make no representation or warranty as to the accuracy of forecasts, estimates or opinions (if any) provided to the Sellers, the Company and/or their advisors.

7	COVENANTS OF THE PARTIES.

7.1	Public Announcements. The Purchaser Parent, ING Investments, MWL and RQ Management shall jointly agree on the time and contents of any public announcements or press releases with respect to the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed by any party. This Article 7.1 does not apply to any announcement or press release if and to the extent that it is required to be made by Law or by the rules of any stock exchange or NASDAQ or any Governmental Authority (including the SEC), whether or not any of the same has the force of Law.

7.2	Non-competition; Non-solicitation; Confidentiality.

(a)	During a period of three (3) years ending on the third anniversary of the Closing Date (the “Restricted Period”), MWL and RQ Management shall not, and MWL and RQ Management shall not permit any of their Affiliates to, directly or indirectly, (i) enter into or engage in any business that competes with the business of the Group anywhere in the world (the “Restricted Territory”); (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, any Group Company within the Restricted Territory; (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Group Company and its customers or suppliers; or (iv) promote or assist, financially or otherwise, any Person engaged in any business which competes with any Group Company within the Restricted Territory. For the avoidance of doubt, the parties acknowledge and confirm that any activities of Mr. Lippel, Mr. Quaedvlieg, MWL or RQ Management in relation to SwissScan do not constitute a violation of this Article 7.2 provided that the activities of SwissScan are limited to acting as a reseller of Group Products or Purchaser Products pursuant to reseller agreements which are in effect as of the date of this Agreement (copies of which have been disclosed to the Purchaser Parties in the Data Room) or which are subsequently approved by a majority vote of the entire Board of Directors of the Company. Moreover, MWL and RQ Management shall use reasonable best efforts to procure that SwissScan winds up its business and divests itself of all its assets not later than the eighteenth month anniversary of the Closing Date to the extent such is allowed by applicable Law, any shareholders or other agreement to which MWL, RQ Management or SwissScan is a party or by which they are bound and by the articles of association or other governing documents of SwissScan.

(b)	During the Restricted Period, MWL and RQ Management shall not, and MWL and RQ Management shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of any Group Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, or disrupt the relationship between any Group Company and any of its consultants, agents, representatives or vendors.

(c)	MWL, RQ Management, WBB and their respective Affiliates shall not disclose, furnish, disseminate, make available, or use, any Company Confidential Information for any purpose other than the operation of the business of the Group. ING Investments shall not disclose, furnish, disseminate, make available, or use, and shall procure that ING Mezzanine shall not disclose, furnish, disseminate, make available, or use, any Company Confidential Information for any purpose whatsoever.

(d)	For purposes of this Article 7.2, but without limitation thereof, a Seller and its relevant Affiliates will be in violation thereof if such Seller or any of its relevant Affiliates engages in any or all of the activities set forth herein directly, or indirectly as a partner, joint venturer, member, manager, employee, agent, salesperson, consultant, officer and/or director of any Person, or as a shareholder, member or equityholder of any Person in which such Seller or any of its relevant Affiliates owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock, membership interests or other equity interests.

(e)	It is the desired intent of the parties that the foregoing provisions of Article 7.2 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if the covenants set forth in this Article 7.2 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made. The Sellers acknowledge that the Purchaser Parties have no adequate remedy at law for any breach or any threatened or attempted breach by a Seller of its covenants and agreements set forth in this Article 7.2 and, accordingly, the Sellers agree that the Purchaser Parties shall, in addition to the other remedies that may be available to them hereunder or at Law, be entitled to commence proceedings in equity, without requirement of bond, and obtain an injunction temporarily or permanently enjoining a Seller or its relevant Affiliates from breaching or threatening or attempting any such breach of such covenants and agreements and to require compliance by a Seller or its relevant Affiliates with such covenants and agreements. For purposes of any such proceeding in equity, it shall be presumed that the remedies at law available to the Purchaser Parties would be inadequate, and that the Purchaser Parties would suffer irreparable harm as a result of the violation of any provision of this Article 7.2.

(f)	If any Seller or its relevant Affiliates violate the provisions of this Article 7.2, then, without prejudice to any other remedies available to the Purchaser Parties under this Agreement or any provisions of applicable Law, the relevant Seller shall immediately forfeit to the Purchaser a non-mitigable (niet voor matiging vatbare) penalty of EUR 100,000 plus EUR 10,000 for each day during which such violation continues, up to a maximum aggregate amount of EUR 1,500,000 for each Seller.

(g)	As used in this Article 7.2 the terms “Group” and “Group Company” shall be construed to include (i) the Company and any direct or indirect majority-owned subsidiary of the Company from time to time and (ii) Ameriscan and any direct or indirect majority-owned subsidiary of Ameriscan from time to time.

7.3	Fees and Expenses. The fees and expenses (including any broker’s or finder’s fees) of each party hereto in connection with the negotiation of the Transaction Documents and the preparation and consummation of the transactions contemplated by the Transaction Documents shall be borne by such party. No such fees and expenses relating to the period through the Closing shall be borne by, or invoiced to, any Group Company.

7.4	Information Obligation. Each party will promptly inform the other parties if prior to the Closing such party becomes aware that any of the representations and warranties of such party contained herein are (no longer) true and correct or if such party becomes aware prior to the Closing that it has breached any of its covenants or other obligations herein.

7.5	Earn-Out Protection Covenants

(a)	During the period beginning on the Closing Date and ending on the last day of the last Earn-Out Period (the “Earn-Out Protection Period”) the Purchaser Parties will, except as otherwise agreed by RQ Management acting on behalf of the Earn-Out Sellers, use reasonable best efforts to maintain the business of the Group Companies as a going concern.

(b)	(i) Subject to the provisions of Article 7.5(f), the Purchaser Parties shall procure, and shall procure that their Affiliates shall procure, that, except as otherwise agreed in writing by RQ Management acting on behalf of the Earn-Out Sellers, during the Earn-Out Protection Period no Group Company will engage in any transaction with the Purchaser Parties or any of their Affiliates (other than another Group Company) except on arm’s-length commercially reasonable terms, if such transaction could reasonably be expected to result in an adverse impact in any material respect on the ability of the Earn-Out Sellers to earn any Earn-Out Consideration payable hereunder.

(ii)	The occurrence of any of the events described below (an “Acceleration Event”) shall, unless RQ Management acting on behalf of the Earn-Out Sellers otherwise agrees, entitle the Earn-Out Sellers to acceleration of the payment of Earn-Out Consideration as set forth in Article 7.5(g):

(A)	[* * *]

(B)	[* * *]

(C)	After the Closing the Company ceases to be a direct or indirect majority-owned subsidiary of the Purchaser Parent or the Company sells or transfers (in a single transaction or series of related transactions) to any third party all or substantially all of the assets of the Group (it being understood that a sale by the Purchaser of the outstanding shares of a member of the Group shall constitute a sale of all or substantially all of the assets of such member of the Group).

(D)	A single shareholder or affiliated group of shareholders becomes the direct or indirect owner of between 25% and 50% of the issued and outstanding shares of Purchaser Parent Common Stock (other than in a transaction which results in the interposition of a holding company above the Purchaser Parent in a transaction approved by the Board of Directors of the Purchaser Parent (a “Holding Company Transaction”) which does not result in any single shareholder or affiliated group of shareholders indirectly owning more than 25% of the issued and outstanding shares of Purchaser Parent Common Stock).

(E)	A single shareholder or affiliated group of shareholders becomes the direct or indirect owner of more than 50% of the issued and outstanding shares of Purchaser Parent Common Stock or there shall be a merger of the Purchaser Parent in which the Purchaser Parent is not the surviving entity (in each case other than (x) a Holding Company Transaction which does not result in any single shareholder or affiliated group of shareholders holding more than 50% of the issued and outstanding shares of Purchaser Parent Common Stock or (y) a merger solely for the purposes of reincorporation of Purchaser Parent in another jurisdiction).

(F)	The Purchaser Parties materially breach any of the covenants contained in Article 7.5(f) and fail to cure such breach within 30 days of written notice thereof by the Earn-Out Sellers to the Purchaser Parent.

(c)	Except as specifically set forth in this Article 7.5, nothing in this Agreement shall be construed to limit in any way the right of the Purchaser Parties to operate the business of the Group in such manner as the Purchaser Parties shall in their reasonable discretion deem to be appropriate after the Closing.

(d)	The terms “Group” and “Group Company” as used in this Article 7.5 shall have the meanings assigned to such terms in the definition of “Consolidated Gross Profits.”

(e)	(i) [* * *]

(ii)	[* * *]

(f)	[* * *]

(i)	[* * *]

(ii)	[* * *]

(iii)	[* * *]

(iv)	[* * *]

(v)	[* * *]

(g)	The Earn-Out Consideration payable in respect of any Acceleration Event shall be as follows:

(i)	If an Acceleration Event occurs during the Earn-Out Protection Period, other than an Acceleration Event described in Articles 7.5(b)(ii)(B), (D) and (E) hereof, the Purchaser shall pay the Total Acceleration Amount to the Earn-Out Sellers within 20 Business Days of the occurrence of such Acceleration Event. The “Total Acceleration Amount” shall mean the maximum Earn-Out Consideration potentially payable to the Earn-Out Sellers after the occurrence of the relevant Acceleration Event (including, to the extent then potentially payable, the Year 1 Make-Up Amount and the Year 2 Make-Up Amount). In the case of an Acceleration Event described in Article 7.5(e), the Total Acceleration Amount payable to the relevant Earn-Out Seller shall consist only of the maximum Earn-Out Consideration potentially payable to the relevant Earn-Out Seller as aforesaid after the occurrence of such Acceleration Event.

(ii)	If an Acceleration Event described in Articles 7.5(b)(ii)(D) or (E) occurs during the Earn-Out Protection Period, the Purchaser shall pay the Gross Profit Earn-Out Acceleration Amount to the Earn-Out Sellers within 20 Business Days of the occurrence of such Acceleration Event. The “Gross Profit Earn-Out Acceleration Amount” means the maximum Gross Profits Earn-Out Consideration potentially payable to the Earn-Out Sellers after the occurrence of such Acceleration Event.

(iii)	If an Acceleration Event described in Article 7.5(ii)(B) occurs, then the Earn-Out Sellers shall be deemed to have achieved the relevant target for receipt of Earn-Out Consideration specified in the relevant Earn-Out Funding Deficiency Notice and the Earn-Out Sellers shall be entitled to receive the Earn-Out Consideration associated with such target (“Missed Target Earn-Out Consideration”).

(iv)	If an Acceleration Event described in Article 7.5(b)(ii) (A), (B), (D) or (F) shall occur, no Total Acceleration Amount, Gross Profits Earn-Out Acceleration Amount or Missed Target Earn-Out Consideration, as applicable, shall be due unless there is a reasonable likelihood that the relevant Earn-Out Consideration would have been payable if the Acceleration Event had not occurred.

(v)	No GT1100 Earn-Out Consideration shall be paid to the Earn-Out Sellers pursuant to this Article 7.5 prior to the first anniversary of the Closing Date.

(vi)	In lieu of complying with the covenant set forth at Article 7.5(b)(i) above, the Purchaser Parties may elect, if actions are taken by them in violation of such covenant, to pay Total Acceleration Amount to the Earn-Out Sellers (subject to the Earn-Out Sellers demonstrating that such covenant has in fact been violated). Any payment of Earn-Out Consideration pursuant to this paragraph (vi) shall be in full and final satisfaction of the Purchaser Parties’ obligations under Article 7.5(b)(i), and shall totally preclude the exercise of any other remedies (such as a claim for damages or injunctive relief) by the Earn-Out Sellers against the Purchaser Parties for breach of such obligations.

(vii)	After the payment of the Gross Profit Earn-Out Acceleration Amount to the Earn-Out Sellers hereunder, the Earn-Out Sellers shall not be entitled to any future payment of Gross Profits Earn-Out Consideration hereunder but such payment of the Gross Profit Earn-Out Acceleration Amount shall not affect the right of the Earn-Out Sellers to receive any payment of [* * *] Earn-Out Consideration, GT1100 Earn-Out Consideration or Net Adds Earn-Out Consideration that may thereafter be due.

(viii)	Subject to the provisions of Article 7.5(g)(v), after the payment of the Total Acceleration Amount to an Earn-Out Seller hereunder, such Earn-Out Seller shall not be entitled to any further Earn-Out Consideration hereunder.

(ix)	The provisions of Article 2.9 shall be applicable mutatis mutandis to any payment of the Total Acceleration Amount, the Gross Profit Earn-Out Acceleration Amount, or any Missed Target Earn-Out Consideration, except that the Deemed Earn-Out Value of each share of Purchaser Parent Common Stock issued in satisfaction of the obligation to pay the Total Acceleration Amount, the Gross Profit Earn-Out Acceleration Amount or the Missed Target Earn-Out Consideration (in each case other than GT1100 Earn-Out Consideration) shall be equal to the Trading Average of a share of Purchaser Common Stock during the 20 trading day period preceding the relevant Acceleration Event giving rise to the obligation to pay such Earn-Out Consideration hereunder. The Deemed Earn-Out Value of each share of Purchaser Parent Common Stock issued in satisfaction of accelerated GT1100 Earn-Out Consideration paid pursuant to this Article 7.5 shall be determined as set forth in Article 2.9(b).

7.6	Tax Covenants.

(a)	Except as required by applicable Law or an Order, the Purchaser Parties shall not, and shall not cause or permit any Group Company to, (i) amend any Tax Returns filed with respect to any Tax year or Tax period ending on or before the Closing Date (each such period, a “Pre-Closing Period”) or any Tax Returns which still need to be filed on or after the Closing Date with respect to any taxable year or period that includes but does not end on the Closing Date (each such period, a “Straddle Period”) or (ii) make any Tax election that has retroactive effect to any such Pre-Closing Period or Straddle Period, in each case without the prior written consent of RQ Management acting on behalf of the Additional Indemnifying Sellers, which consent shall not be unreasonably delayed or withheld.

(b)	The Purchaser Parties shall prepare or cause to be prepared, and file or cause to be filed in due time, all Tax Returns for each Group Company for all Straddle Periods and all Tax Returns for each Group Company for all Pre-Closing Periods ending on or prior to the Closing Date that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (except to the extent there is no reasonable basis therefor, or as a result of a change in Law or fact). The Purchaser Parties will deliver to RQ Management acting on behalf of the Additional Indemnifying Sellers a copy of each such Tax Return at least 14 calendar days prior to filing. RQ Management acting on behalf of the Additional Indemnifying Sellers shall have 10 calendar days after receipt of any such Tax Return to provide the Purchaser Parties with comments on the Tax Return and the Purchaser Parties shall consider all such comments made by RQ Management with respect thereto in good faith.

(c)	All refunds or other benefits received by the Group Companies with respect to all Pre-Closing Periods, to the extent not already taken into account in computing Definitive Consolidated Net Working Capital hereunder, shall be remitted to the Additional Indemnifying Sellers, in the proportion of 50% to MWL and 50% to RQ Management, first by way of deduction from any amounts otherwise payable in respect of Taxes by MWL or RQ Management pursuant to Articles 8.1(b)(ii) and (iii) hereof. All Taxes of any Group Company that relate to a Straddle Period, to the extent not already taken into account in computing Definitive Consolidated Net Working Capital hereunder, shall be apportioned between the Additional Indemnifying Sellers, on the one hand, and the relevant Purchaser Indemnified Parties, on the other hand, as follows: (i) in the case of Taxes other than income, profit, gains, sales and use, value added and withholding Taxes, on a per diem basis and (ii) in the case of income, profit, gains, sales and use, value added and withholding Taxes, as determined from the books and records of the Group Companies as though the taxable year of each Group Company terminated at the close of business on the Closing Date.

(d)	The Purchaser Parties and the Additional Indemnifying Sellers shall reasonably cooperate in preparing and filing all Tax Returns and amended Tax Returns relating to any Pre-Closing Period or Straddle Period and in resolving all disputes and audits with respect to any Pre-Closing Period or Straddle Period relating to Taxes, including by maintaining and making available to each other all records reasonably necessary in connection with such Tax matters and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax claim.

7.7	SwissScan Call Option. MWL and RQ Management hereby grant the Purchaser Parent the option (the “SwissScan Call Option”), exercisable at any time after the Closing Date by written notice to MWL and RQ Management (a “SwissScan Call Option Exercise Notice”), to purchase, or cause an Affiliate of the Purchaser Parent (including a Group Company) to purchase, all of the shares, or other equity interests, in the capital of SwissScan held by MWL and RQ Management (the “SwissScan Shares”) for a purchase price of EUR 1 (the “SwissScan Call Option Exercise Price”) payable to each of MWL and RQ Management. If the Purchaser Parent elects to exercise the SwissScan Call Option, MWL and RQ Management will (i) use reasonable efforts to procure that (x) all necessary approvals for the transfer of the SwissScan Shares to the Purchaser Parent or its designee hereunder by the Board of Directors, or the general meeting of shareholders, or any other relevant corporate body, of SwissScan are duly obtained, and (y) that any other transfer requirements applicable under any Law, or the articles of association or other governing documents of SwissScan, are satisfied ((x) and (y) together the “Transfer Approvals”) within 45 days of delivery to MWL and RQ Management of the SwissScan Call Option Exercise Notice and (ii) subject to obtaining the Transfer Approvals, within 5 Business Days of obtaining the Transfer Approvals, (x) transfer the SwissScan Shares to the Purchaser Parent or its designee pursuant to instruments of transfer in customary form against payment of the SwissScan Call Option Exercise to each of MWL and RQ Management and (y) procure that the Purchaser Parent or its designee is registered in the shareholders register of SwissScan as the holder of the SwissScan Shares. The rights of the Purchaser Parent under this Article 7.7 are freely assignable to any Affiliate of the Purchaser Parent (including any Group Company). For as long as the SwissScan Call Option is exercisable, MWL and RQ Management shall at all times maintain their current percentage shareholdings in SwissScan of 28.57% and 33.33%, respectively. MWL and RQ Management shall have no obligation to transfer the SwissScan Shares to the Purchaser Parent or its designee until the Transfer Approvals have been duly obtained, but without prejudice to the reasonable efforts obligations of MWL and RQ Management contained in clause (i) of the second sentence of this Article 7.7.

7.8	Good faith. Each party hereto agrees that it shall, with respect to all matters related to this Agreement, act in good faith and the spirit of fair dealing such that the intent of this Agreement is carried out to the fullest extent practicable.

8	INDEMNIFICATION.

8.1	Indemnification by the Sellers.

(a)	From and after the Closing, each of the Sellers shall, severally but not jointly, indemnify, defend and hold harmless in euros in cash the Purchaser, the Purchaser Parent and each Group Company, and their respective directors, officers, employees, agents, Affiliates and permitted successors and assigns (together the “Purchaser Indemnified Parties”) from and against any Losses the Purchaser Indemnified Parties may suffer, sustain or be subject to, in each case through and after the date of the claim for indemnification, arising out of or resulting from (i) failure of any representation or warranty of such Seller contained in Article 4 or Article 5.2 to be true and correct as of the Closing Date or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement or any other Transaction Document.

(b)	From and after the Closing, the Additional Indemnifying Sellers shall indemnify, defend and hold harmless the Purchaser Indemnified Parties in euros in cash from and against any Losses they may suffer, sustain or become subject to (“Purchaser Indemnifiable Losses”), in each case through and after the date of the claim for indemnification, including any Purchaser Indemnifiable Losses suffered after the end of the applicable survival period with respect to claims made within such applicable survival period to the extent required by Article 5.3, arising out of or resulting from (i) failure of any representation or warranty contained in Schedule 5.1 to be true and correct as of the Closing Date (except for representations and warranties that expressly relate to a specified date prior to the Closing Date, the inaccuracy in or breach of which will be determined with reference to such other specified date), (ii) any and all Taxes of or imposed on any of the Group Companies for any and all Pre-Closing Periods (to the extent not already taken into account in computing Definitive Consolidated Net Working Capital hereunder) and (iii) any and all Taxes of or imposed on any of the Group Companies for any and all Straddle Periods (determined in accordance with Article 7.6(c) hereof), to the extent not already taken into account in computing Definitive Consolidated Net Working Capital hereunder. The liability of MWL and RQ Management under this Article 8.1(b) shall be joint and several in respect of amounts held in the Escrow Account and several but not joint (in the proportion of 50% for MWL and 50% for RQ Management) in the case of all other amounts

8.2	Indemnification by the Purchaser Parties.

(a)	From and after the Closing, the Purchaser Parties shall jointly and severally indemnify, defend and hold harmless the Sellers, and their respective directors, officers, employees, agents, Affiliates (other than the Group Companies) and permitted successors and assigns (the “Seller Indemnified Parties”) in euros in cash from and against any Losses the Seller Indemnified Parties shall suffer, sustain or become subject to, through and after the date of the claim for indemnification, arising out of or resulting from (a) any failure of any representation or warranty made by the Purchaser Parties contained in Article 6 to be true and correct as of the Closing Date and (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Purchaser Party pursuant to this Agreement or any other Transaction Document.

(b)	From and after the Closing, the Purchaser Parties shall jointly and severally indemnify ING Investments, and hold ING Investments harmless in euros in cash from and against, all Losses arising from any obligation of ING Investments to repay the Pre-Closing Preferred Payment to the Company pursuant to any applicable Law or the articles of association (statuten) of the Company.

8.3	Matters Relating to Indemnification.

(a)	For the avoidance of doubt any indemnification obligation of the Sellers shall, unless the Purchaser otherwise elects, be satisfied only by payment of euros in cash and not by redelivery of shares of Purchaser Parent Common Stock to the Purchaser or the Purchaser Parent.

(b)	Other than with respect to fraud, the aggregate total liability of any Seller in respect of the obligation of such Seller (i) to indemnify the Purchaser Indemnified Parties pursuant to Article 8.1(a)(i) and (ii) in the case of any Additional Indemnifying Seller, to indemnify the Purchaser Indemnified Parties pursuant to Article 8.1(b)(i) in respect of breaches of the Subsidiary Ownership Representations, shall not together exceed 100% of the Consideration paid to the relevant Seller hereunder (taking into account any Purchase Price Adjustment). For all purposes of Articles 8.3(b) and (c) hereof all shares of Purchaser Parent Common Stock included in the Consideration shall be valued as set forth in Article 2.3(b), 2.9(b) or 7.5(g), as applicable, hereof.

(c)	Other than with respect to fraud, the aggregate total liability of the Additional Indemnifying Sellers to indemnify the Purchaser Indemnified Parties pursuant to Article 8.1(b)(i) (except in the case of breaches of Subsidiary Ownership Representations, as to which the maximum liability of the Additional Indemnifying Sellers shall be as set forth in Article 8.3(b)), shall not exceed 23% of the Consideration paid to the Additional Indemnifying Sellers hereunder (taking into account any Purchase Price Adjustment)

(d)	Other than with respect to fraud, the Additional Indemnifying Sellers shall have no obligation to indemnify the Purchaser Indemnified Parties with respect to any Purchaser Indemnifiable Losses under Article 8.1(b)(i) (A) (x) for as long as the amount of Purchaser Indemnifiable Losses per individual claim for indemnification under such provision, in respect of breaches of representations and warranties other than those contained in paragraphs 1.10(d) through (k) of Schedule 5.1 hereto (the “Additional IP Representations”), does not exceed EUR 10,000, whereby a series of claims arising from the same facts or circumstances will be considered one individual claim or (y) in the case of the Additional IP Representations, for as long as the amount of Purchaser Indemnifiable Losses per individual claim for indemnification in respect of breaches of the Additional IP Representations does not exceed EUR 150,000, whereby a series of claims arising from the same facts or circumstances will be considered one individual claim and (B) (x) in the case of breaches of representations and warranties other than the Additional IP Representations, until the Purchaser Indemnified Parties shall first have suffered aggregate Purchaser Indemnifiable Losses in respect of such breaches in excess of EUR 75,000, at which point the Additional Indemnifying Sellers shall be required to provide indemnification as and to the extent set forth herein for such Purchaser Indemnifiable Losses from the first euro and (y) in the case of breaches of the Additional IP Representations, until the Purchaser Indemnified Parties shall first have suffered Purchaser Indemnifiable Losses from such breaches in excess of EUR 150,000, at which point the Additional Indemnifying Sellers shall be required to provide indemnification as and to the extent set forth herein for such Purchaser Indemnifiable Losses in excess of EUR 150,000. The Additional Indemnifying Sellers shall have no obligation to indemnify the Purchaser Indemnified Parties with respect to any Purchaser Indemnifiable Losses under Article 8.1(b)(ii) or (iii) unless notice of the relevant claim for indemnification for such Losses hereunder is delivered to the Additional Indemnifying Sellers on or prior to the 60th day following the expiration of all applicable statutes of limitations with respect to claims by any Taxing Authorities that may lead to Losses which are indemnifiable under such provisions (giving effect to any extensions and waivers of such statutes of limitation).

(e)	Each of the Sellers and its Affiliates hereby waives any claims for contribution or other rights of recovery they may have against any Group Company, or any director, officer, employee or agent thereof, in respect of any claim for indemnification made against such Seller hereunder.

(f)	For purposes of calculating any Losses resulting from any failure of a representation or warranty to be true and correct as of the Closing Date, the terms “material,” “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifications contained in such representations and warranties shall be disregarded.

(g)	The amount of any Losses suffered by a Purchaser Indemnified Party in a currency other than euros shall, for purposes of determining the indemnification obligations of the Sellers hereunder, be converted into euros as of the date on which the indemnification for the relevant Loss is actually paid hereunder to the relevant Purchaser Indemnified Party (a “Payment Date”), based on the rate at which the Purchaser Parent would be able to purchase euros in the currency markets (the “Purchaser Parent’s Spot Rate”) on the relevant Payment Date in exchange for the relevant amount of the non-euro-denominated Losses in respect of which indemnification is being paid to the relevant Purchaser Indemnified Party on such Payment Date.

(h)	The Purchaser shall be entitled to set off the amount of any indemnification obligations owed by a Seller hereunder to any Purchaser Indemnified Party against any Upwards Purchase Price Adjustment, Earn-Out Consideration or other amount due by the Purchaser to such Seller hereunder. For the purposes of this Article 8.3(i) (A) each share of the Purchaser Parent Common Stock issuable to an Earn-Out Seller as part of the Earn-Out Consideration shall be deemed to have a value equal to the Deemed Earn-Out Value of such share of Purchaser Common Stock as determined pursuant to Article 2.9(b) or 7.5(g) hereof, as applicable (converted into euros at the Purchaser Parent’s Spot Rate for the sale of United States dollars in exchange for euros as of the Business Day immediately preceding the date of exercise of any right of setoff hereunder) and (B) for purposes of setoff against any Cash Earn-Out Payment due hereunder, the obligation of a Seller to indemnify the Purchaser Indemnified Parties in euros hereunder shall be converted into United States dollars at the Purchaser Parent’s Spot Rate for the sale of such amount of euros in exchange for United States dollars as of the Business Day immediately preceding the date of exercise of any right of setoff hereunder.

(i)	The Purchaser Parties acknowledge that they have performed, with the assistance of professional advisors, a due diligence investigation, which included a review of the information and documents that were made available in the Data Room (the “Data Room Documents”). The Purchaser Parties furthermore acknowledge and agree that they and their advisers have had the opportunity to raise questions in relation to the information set forth in the Data Room Documents and that the Purchaser Parties obtained such information as they deemed proper and necessary for the purposes of entering into the Transaction Documents, including through management presentations, management interviews, site visits and answers of the Group Companies, the Sellers and their advisers to questions submitted. The Data Room Documents shall be deemed disclosed to the Purchaser Parties in respect of the representations and warranties of the Additional Indemnifying Sellers contained in Schedule 5.1. The Additional Indemnifying Sellers shall not be liable in respect of any breach of any of the representations and warranties contained in Schedule 5.1 to the extent that, at the time of signing this Agreement, the facts and circumstances giving rise to such breach were “fairly disclosed” to the Purchaser Parties in the Data Room Documents. For purposes of this Agreement, facts or circumstances shall be deemed to be “fairly disclosed” in the Data Room Documents if such facts and circumstances are reasonably apparent from the face of one or more documents included in the Data Room Documents (taking into account the fact that the Purchaser Parties are professional parties, assisted by professional advisors). The mere fact that the Purchaser Parties have carried out a due diligence investigation does not in itself prevent the Purchaser Indemnified Parties’ right to obtain indemnification hereunder in accordance with and subject to the terms hereof.

(j)	Notwithstanding anything to the contrary in this Agreement, the delivery by the Purchaser Parties of any document, waiver (other than a written waiver executed by a Purchaser Party) or other instrument or written communication hereunder other than this Agreement, the Schedules hereto, the other Transaction Documents or a written waiver executed by a Purchaser Party, shall not diminish, obviate or cure any breach of any of the representations, warranties, covenants or agreements of the Seller Parties contained in any Transaction Document.

(k)	In determining the amount of Losses resulting from a breach of any of the representations and warranties of the Additional Indemnifying Sellers contained in Schedule 5.1, such amount shall be reduced:

(i)	by the positive effect, if any:

(A)	of any amount actually received by any of the Purchaser Indemnified Parties under any insurance policy in respect of the relevant Loss;

(B)	of any amount actually received by any of the Purchaser Indemnified Parties from any third party in respect of the relevant Loss; and

(C)	of any amount that would have been recoverable under any such insurance policy or from a third party in respect of the relevant Loss, if and to the extent that the non-recovery is the result of any of the Purchaser Indemnified Parties’ failure to exercise reasonable efforts to obtain recovery;

(ii)	to the extent that a provision or reserve with respect to the specific matter for which indemnification for Losses is sought has been established in the Most Recent Balance Sheet (as such term is defined in Schedule 5.1) or has been taken into account in computing Definitive Consolidated Net Working Capital;

(iii)	to the extent that the relevant Loss has already been taken into account in computing Definitive Consolidated Net Working Capital or Definitive Consolidated Net Cash hereunder;

(iv)	to the extent that the relevant Losses are the result of an act or omission to act of any of the Purchaser Indemnified Parties after the Closing; and

(v)	to the extent that the relevant Losses are the result of an amendment in the legislation or regulations of a Governmental Authority or Taxing Authority that occurs after the Closing Date.

(l)	The Purchaser Parties hereby confirm to each of the Additional Indemnifying Sellers that at the moment of signing of this Agreement the Purchaser Parties do not have Knowledge of any fact, matter, event or circumstance which constitutes a breach of the representations and warranties of the Additional Indemnifying Sellers contained in Schedule 5.1.

(m)	The Purchaser Indemnified Parties are not entitled to recover more than once from any Additional Indemnifying Seller in respect of any one matter giving rise to an obligation of the Additional Indemnifying Sellers to provide indemnification to the Purchaser Indemnified Parties hereunder.

(n)	All indemnification obligations hereunder shall be on a net after-Tax basis, i.e. to the extent that the amount payable pursuant to such indemnification obligation (a “Payment”) is subject to a deduction or withholding required by Law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such amount shall be increased so as to ensure that, after taking into account:

(i)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount); and

(ii)	any refunds or other benefits which are available to the indemnified party or the recipient of the Payment solely as a result of the matter or thing giving rise to the indemnification obligation, receiving the Payment or the deduction or withholding in question the recipient of the Payment is in the same position as it would have been in if the matter or thing giving rise to the indemnification obligation had not occurred, provided, however, that the Taxes due on the Payment and the refunds and other benefits in respect of the relevant indemnification obligations referred to above will (solely for purposes of calculating indemnification obligations hereunder) be calculated in such a manner that the Taxes due are minimized, and the refunds and other benefits are maximized, taking into account all reasonably available fiscal facilities, including the regulations and laws about carryback and carryforward of Tax losses, whereby the refunds and benefits of Tax losses and Tax relief will be taken into account at the current Tax rate of the relevant year. The Purchaser Parties have the obligation to promptly provide to the Additional Indemnifying Sellers, at their request, a specified calculation (a “Calculation”) of those aforementioned Taxes and refunds and other benefits and all other information and details required in that respect, so as to allow the Additional Indemnifying Sellers to verify whether the Calculation has been made in accordance with the provisions of this Article 8.3(n). After receipt of a Calculation pursuant to the preceding sentence the Additional Indemnifying Sellers shall have 30 days (a “Review Period”) to review such Calculation. During the Review Period, the Purchaser Parties shall promptly respond to the reasonable requests of the Additional Indemnifying Sellers for information or documentation, to the extent relevant to the Calculation. On or prior to the last day of the Review Period, the Additional Indemnifying Sellers may object to the Calculation by delivering to the Purchaser Parties a written statement setting forth their objections thereto in reasonable detail, indicating each disputed item or amount (a “Statement of Objections”). If in respect to a Calculation no Statement of Objections is delivered by the Additional Indemnifying Sellers to the Purchaser Parties on or prior to the end of the relevant Review Period, then such Calculation shall be final and binding on the parties as to the matters set forth therein. If the Additional Indemnifying Sellers deliver a Statement of Objections before the expiration of a Review Period, the Additional Indemnifying Sellers and the Purchaser Parties shall negotiate in good faith to resolve such objections within 30 days after the delivery of such Statement of Objections (the “Net After-Tax Resolution Period”), and, if such objections are so resolved within such Net After-Tax Resolution Period, such changes as may be agreed in writing by the Additional Indemnifying Sellers and the Purchaser Parties shall be final and binding on the Additional Indemnifying Sellers and the Purchaser Indemnifying Parties. Nothing in this Article 8.3(n) shall be construed to limit the right of the Purchaser Indemnified Parties to bring legal proceedings seeking indemnification hereunder in respect of the relevant claim for indemnification which is the subject of a Calculation, after the end of the Net After-Tax Resolution Period relating to such Calculation (or earlier, in the circumstances specified in Article 8.4(c)). The time periods specified in Article 8.4 with respect to any claim for indemnification hereunder which is the subject of a Calculation shall be tolled and suspended, and shall cease to run, during any Review Period and Net After-Tax Resolution Period in respect of that claim as referred to above.

(o)	The Additional Indemnifying Sellers shall have no obligation to indemnify the Purchaser Indemnified Parties for any Losses, including any loss of refunds or other benefits, in relation to the innovation box ruling dated April 5, 2012, as a result of any acts taken by the Purchaser Parties after the Closing Date, including any such Losses arising from

(i)	any sale or transfer of Intellectual Property Rights (as such term is defined in Schedule 5.1 hereto) of a Group Company existing at Closing (in a single transaction or through a series of related transactions) to a third party; and

(ii)	any activities or any legal act(s) after the Closing in respect of Intellectual Property Rights of a Group Company existing at Closing, including, but not limited to, the use of such Intellectual Property Rights on a royalty-free basis, that conflict with the aforementioned innovation box ruling.

(p)	The Purchaser and the Sellers hereby agree to treat any amounts payable after the Closing by a Seller to the Purchaser Indemnified Parties (or by the Purchaser Parties to the Seller Indemnified Parties) as an adjustment to the Consideration payable to (or by) the relevant Seller hereunder.

8.4	Notice of Claim.

(a)	In the event that the Purchaser Parties become aware that a Purchaser Indemnified Party has a claim in relation to any indemnification obligation of the Additional Indemnifying Sellers, the Purchaser Parties shall notify the Additional Indemnifying Sellers thereof after the Purchaser Parties first become so aware by service of a registered claim notification (aangetekende brief) to the Additional Indemnifying Sellers, stating in reasonable detail the nature of the claim and the amount of the claim. If the Purchaser Parties notify the Additional Indemnifying Sellers of such claim later than 60 days after the Purchaser Parties first became aware that the claim exists, the liability of the Additional Indemnifying Sellers with regard to that claim will lapse to the extent the relevant Losses have increased as a result of the claim notification not being sent in accordance with this Article 8.4(a) within 60 days from the time when the Purchaser Parties first became aware of the existence of such claim. If the Purchaser Parties notify the Additional Indemnifying Sellers of a claim more than 120 days after the date when the Purchaser Parties first became aware of such claim, then the Purchaser Parties shall have no further right to assert such claim hereunder. For purposes of this Article 8.4(a), the Purchaser Parties shall not be deemed to be “aware” of the existence of a claim hereunder until the Directors B (as such term is defined in the Deed of Amendment) of the Company have actual knowledge both of the existence of the claim and of the likely total aggregate amount of the Losses connected with or arising from such claim.

(b)	The Additional Indemnifying Sellers and their legal, accounting and financial advisors shall have full access to the books and records of the Group Companies, the personnel of, and work papers as reasonably necessary in order to investigate and assess any claim notified to them pursuant to Article 8.4(a), and shall have the right to take copies of relevant documents and records and photographs of relevant premises and assets to the extent necessary to investigate and assess such claim, provided, however, that such access shall be in a manner that does not interfere with the normal business operations of the Group.

(c)	The Additional Indemnifying Sellers and the Purchaser Parties may negotiate in good faith to resolve any disputes regarding a claim notified by the Purchaser Parties pursuant to Article 8.4(a) but without prejudice to the right of the Purchaser Parties to seek immediate judicial relief to the extent the Purchaser Parties in their sole discretion deem that circumstances justify seeking such relief.

(d)	Unless the relevant claim notified by the Purchaser Parties pursuant to Article 8.4(a) is satisfied, settled or withdrawn, the Purchaser Parties shall issue and serve proceedings in respect of the claim on the Additional Indemnifying Sellers prior to the expiry of the period of 365 days after receipt by the Additional Indemnifying Sellers of the Purchaser Parties’ notice of such claim, failing which such claim shall be unenforceable against the Additional Indemnifying Sellers.

8.5	Matters Involving Third Parties.

(a)	If subsequent to the Closing any third party shall notify a party entitled to indemnification hereunder (an “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against another party (the “Indemnifying Party”) under this Article 8 (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Indemnifying Party in writing of the Third Party Claim together with a statement of any available information regarding such Third Party Claim.

(b)	The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request in relation to such Third Party Claim, all at the expense of the Indemnifying Party, and shall consult with the Indemnifying Party before settling such Third Party Claim. The Purchaser Parties recognize that if a Third Party Claim is made, the Sellers may need access, from time to time, after the Closing Date, to certain records and information held by the Group Companies in relation to such Third Party Claim to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, the Purchaser Parties agree that from and after the Closing Date, the Purchaser Parties shall allow each Seller (and the agents and representatives of such Seller) to inspect, review and make copies of such records and information as such Seller, or the agents and representatives of such Seller, reasonably request from time to time during normal business hours and after appropriate prior notification. The Purchaser Parties shall cause the Group Companies to maintain the books and records of the Group Companies after the Closing for such period as shall be required by applicable Law.

(c)	Subject always to all Indemnifying Parties having acknowledged their full liability in respect of a Third Party Claim in writing to the Indemnified Party, the Indemnified Party shall ensure that all relevant Indemnifying Parties acting jointly can, if so requested, assume the conduct of any related proceedings, negotiations or appeals in respect of such Third Party Claim and, as they shall deem necessary, compromise, avoid or defend, at their cost, and by their own counsel, any such dispute or liability in the name and on behalf of the Indemnified Party. However, the Indemnifying Parties shall not settle or otherwise compromise, or admit liability in respect of, any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld). If the Indemnifying Parties shall undertake to defend any Third Party Claim:

(i)	the Indemnifying Parties shall notify the Indemnified Party in writing of their intention to do so;

(ii)	the Indemnifying Parties shall keep the Indemnified Party informed of all material developments in relation to the relevant Third Party Claim;

(iii)	the Indemnifying Parties shall respect the reasonable commercial interests of the Indemnified Parties that reasonably could have been known to the Indemnifying Parties;

(iv)	the Indemnified Parties shall ensure that the Indemnified Parties shall grant to the Indemnifying Parties and their advisers and representatives all authorizations and all assistance (including documents, information and access to relevant persons and properties) reasonably necessary to enable the Indemnifying Parties, if they elect to do so, to defend such Third Party Claim and to properly conduct any litigation resulting therefrom; and

(v)	the Indemnified Party shall ensure that neither the Indemnified Party nor any of the Group Companies shall acknowledge any liability or compromise or settle such Third Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld).

(d)	If the Additional Indemnifying Sellers have paid an amount in discharge of any claim under this Agreement and the Purchaser Parties and/or any of the Group Companies (subsequently) are entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser Parties and/or any of the Group Companies (in whole or in part) in respect of the Losses which are the subject matter of the claim, the Purchaser Parties shall pursue the relevant claim against such third party, unless the Purchaser Parties conclude that pursuit of such claim would be harmful to commercial interests of the Purchaser Parties or the Group Companies, or their respective Affiliates, in relation to customers, suppliers or Governmental Authorities, in which case the Purchaser Parties shall have no obligation to pursue such claim.

9	MISCELLANEOUS

9.1	Confidentiality. Each party shall keep confidential all Party Confidential Information (it being understood that this obligation shall not be deemed to be breached in respect of any disclosure of Party Confidential Information that is required to be made by Law or by the rules of any stock exchange or NASDAQ or any Governmental Authority, whether or not any of the same has the force of law, or which is made by ING Investments on a confidential basis to an Affiliate of ING Investments). The obligation to keep such information confidential shall not apply to information that: (i) was lawfully obtained by any party from other sources than the party to which such information relates or any of its Affiliates, unless the party alleged to be in violation of this provision reasonably should have recognized that the relevant information was released in violation of a confidentiality obligation owed to the party to which such information relates or (ii) has been released to the public domain otherwise than in breach of this Article 9.1.

9.2	Dispute Resolution. Except as set forth in Articles 2.5 and 2.8, all disputes arising hereunder shall be submitted to the competent court in Amsterdam, The Netherlands (subject to appeal as provided by law).

9.3	Further assurance. At any time, and from time to time after the date hereof, each of the parties hereto shall, without further consideration, execute and deliver, and procure that its Affiliates shall execute and deliver, such additional documents or agreements as shall reasonably be requested by any other party in order to carry out the provisions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

9.4	Amendment and Waiver

(a)	This Agreement may be amended or modified only by a written instrument signed by the parties hereto. However, any provision hereof relating to rights and obligations of MWL and RQ Management (and not of any other Sellers) may be amended or modified by a written instrument signed by MWL, RQ Management, the Purchaser and the Purchaser Parent.

(b)	Any rights of a party hereunder or under any other Transaction Document may be waived only by an instrument in writing signed by such party.

9.5	Notices. All notices, requests, claims, demands and other communications concerning this Agreement must be in the English language and delivered to the relevant other parties by hand or sent by international certified air mail, postage prepaid, return receipt requested, or by telefax, as follows:

if to the Purchaser, to it at the following address:

ORBCOMM Netherlands B.V.

Handelsstraat 18

6433 KB Hoensbroek, the Netherlands

Attn: the Management Board

with a copy to the Purchaser Parent at the address set forth below if to the Purchaser Parent, to it at the following address:

ORBCOMM Inc.

395 W. Passaic Street, Rochelle Park

New Jersey 07662 U.S.A.

Attn: Executive Vice President/General Counsel

Fax number: +1-703-433-6380

if to MWL, to it at the following address:

MWL Management B.V.

Handelsstraat 18

6433 KB Hoensbroek, the Netherlands

Attn: Mr. M.W. Lippel

if to RQ Management, to it at the following address:

R.Q. Management B.V.

Platanendreef 86

6444 DD Brunssum, the Netherlands

Attn: Mr. R.M.L. Quaedvlieg

if to ING Investments, to it at the following address:

ING Corporate Investments Participaties B.V.

Bijlmerplein 888 AMP D.02.041

1102 MG Amsterdam, the Netherlands

Fax number: +31-20-652-3953

Attn: Pieter Bosman

if to WBB, to it at the following address:

WBB GmbH

Dechant-Janssen Weg 2

D-41065 Mönchengladbach, Germany

Attn: Mr. W. Beyers

if to the Company, to it at the following address:

Euroscan Holding B.V.

Handelsstraat 18

6433 KB Hoensbroek, the Netherlands

Attn: the Management Board

A party may change its address for notices hereunder by notice delivered to all other parties in the manner specified above but such change of address shall not be effective until the fifth Business Day after such notice becomes effective as set forth herein. Any notice delivered by mailing shall be effective 20 Business Days after mailing by international certified air mail, return receipt requested, to the relevant party at its address for notices as determined herein. Any notice delivered by telefax shall be effective as of the date of transmission (or on the next Business Day in the place of receipt if a telefax is received after 5:00 PM in the place of receipt, as shown by the relevant transmission report) provided that the sender receives a transmission report on the date of sending showing that such telefax was received by the recipient.

9.6	Integration. This Agreement and the documents referred to herein or delivered pursuant hereto (including, without limitation, the Exhibits and Schedules hereto and thereto) contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements and understandings between the parties with respect to that subject matter.

9.7	Partial invalidity. If any one or more of the provisions of this Agreement or any other Transaction Document shall be invalid, illegal or unenforceable in any respect, this Agreement or such other Transaction Document shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability shall not in any way affect or impair the validity, legality and enforceability of the balance of the provisions contained herein or in such other Transaction Document. The parties hereto agree that each of them shall endeavour in good faith negotiations to replace any such invalid, illegal or unenforceable provision(s) (or such portion thereof) with such valid, legal and enforceable provision(s) the economic effect of which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

9.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

9.9	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

9.10	Rights of Third Parties. Except as otherwise specifically set forth in any Transaction Documents, no Person who is not a party to a Transaction Document shall have any right to enforce any provision of such Transaction Document. The Purchaser Indemnified Parties and the Seller Indemnified Parties shall, however, have the right to enforce indemnification obligations in their favor as set forth in Article 8 against any relevant Indemnifying Party with respect thereto provided that this Agreement may be amended or modified, and any right of a Purchaser Indemnified Party or Seller Indemnified Party hereunder may be waived or released, in the manner set forth in Article 9.4, without any need for any Purchaser Indemnified Party (other than the Purchaser and the Purchaser Parent) or any Seller Indemnified Party (other than the relevant Seller) to be a party to such amendment, modification, waiver or release.

9.11	Waiver of Rescission. Each of the parties hereto hereby waives any right it may have to rescind (vernietigen) or annul (ontbinden), or to seek the rescission (vernietiging) or annulment (ontbinding) of, this Agreement or any other Transaction Document, or any obligation or transaction (rechtshandeling) therein or entered into pursuant thereto, for any reason whatsoever.

9.12	Assignment.

(a)	None of the Seller Parties may assign any of their rights or obligations under any Transaction Document to any person without the prior written consent of the Purchaser Parties.

(b)	The Purchaser Parties may assign their respective rights and obligations hereunder or under any other Transaction Document, in whole or in part, to any Affiliate of the Purchaser Parent, including ORBCOMM Europe LLC, with (except as otherwise provided in Article 7.7) the prior written consent of RQ Management acting on behalf of the Sellers (which consent shall not be unreasonably withheld or delayed) provided that the Purchaser Parties shall continue after such assignment to be jointly and severally liable for the performance of all of the Purchaser Parties’ obligations hereunder and under all other Transaction Documents. Each Seller and the Company, on behalf of itself and its Affiliates, hereby irrevocably provides its cooperation in advance to (verleent bij voorbaat medewerking aan) any assignment of rights and obligations by the Purchaser Parties as permitted hereunder.

Signed on March 11, 2014

MWL MANAGEMENT B.V.

/s/ Mark Lippel
By:
Name: Mark Lippel
Title: Director

R.Q. MANAGEMENT B.V.

/s/ R.M.L. Quaedvlieg
By:
Name: R.M.L. Quaedvlieg
Title: Director

WBB GmbH

/s/ R.M.L. Quaedvlieg
By:
Name: R.M.L. Quaedvlieg
Title: Attorney

ING CORPORATE INVESTMENTS PARTICIPATIES B.V.

/s/ J.W. Nieuwenhuize
By:
Name: J.W. Nieuwenhuize
Title: Pr. Inv. Mgr.

ORBCOMM INC

Marc Eisenberg
By:
Name: Marc Eisenberg
Title: CEO

ORBCOMM NETHERLANDS B.V.

/s/ Marc Eisenberg
By:
Name: Marc Eisenberg
Title: Director

Signature page to the SPA Euroscan Holding B.V.

EUROSCAN HOLDING B.V.

/s/ Mark Lippel	/s/ R.M.L. Quaedvlieg
By:	By:
Name: Mark Lippel	Name: R.M.L. Quaedvlieg
Title: Director	Title: Director

Signature page to the SPA Euroscan Holding B.V.